                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box: [_] Confidential, for Use
                                             of the
[_]  Preliminary Proxy                       Commission
  Statement                                  Only
                                             (as
[X] Definitive Proxy                         permitted
Statement                                    by Rule
                                             14a-6(e)(2))
[_] Definitive Additional
Materials

[_] Soliciting Material
Under Rule 14a-12


                         JACOBS ENGINEERING GROUP INC.
               (Name of Registrant as Specified in Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1) Title of each class of securities to which transaction applies:

 (2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

 (4) Proposed maximum aggregate value of transaction:

 (5) Total fee paid:

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
          0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1) Amount previously paid:

 (2) Form, Schedule or Registration Statement no.:

 (3) Filing Party:

 (4) Date Filed:

[LOGO] LOGO OF JACOBS ENGINEERING

                                Notice of 2002
                        Annual Meeting of Shareholders



                                Proxy Statement

                        Annual Financial Statements and
                             Review of Operations

                         JACOBS ENGINEERING GROUP INC.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

   The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 12, 2002, at 3:30 p.m. at 1111 South Arroyo Parkway, Pasadena, California, for the following purposes:

1. To elect three directors to hold office until the 2005 annual meeting;

2. To approve the Company's Global Employee Stock Purchase Plan;

3. To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 2002; and

4. To act upon such other matters as may properly come before the meeting.

   The shareholders of record at the close of business on January 7, 2002, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 10, 2002. The stock transfer books will not close.

                                          By Order of the Board of Directors

                                          WILLIAM C. MARKLEY, III
                                          Senior Vice President, General
                                            Counsel and
                                          Secretary

Dated: January 7, 2002

   You are urged to date, sign, and return promptly the enclosed proxy in the envelope provided.

         PLEASE NOTE THE ADDRESS WHERE THE ANNUAL MEETING WILL BE HELD

                         JACOBS ENGINEERING GROUP INC.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

                               -----------------

                                PROXY STATEMENT

   This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the ''Company''), of proxies to be used at the annual meeting of shareholders of the Company to be held on February 12, 2002, and any adjournment thereof. The expenses of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

   The holders of common stock of record at the close of business on January 7, 2002, the record date fixed by the Board of Directors (the ''Record Date''), will be entitled to one vote per share on all business of the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 10, 2002, to the shareholders of record on the Record Date. As of the Record Date the Company had 26,900,429 shares of common stock outstanding.

   In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choices specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under ''1. Election of Directors." Where no choice is specified, the shares of common stock will be voted FOR the Global Employee Stock Purchase Plan, as described below under "2. Approval of the Global Employee Stock Purchase Plan," and FOR the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 2002, as described below under "3. Approval of Ernst & Young LLP as Auditors." The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

   The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

   The election inspectors will treat shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

   Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

   To be adopted, Proposals 2 and 3 in this Proxy Statement must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Abstentions have the effect of negative votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below; and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

              Security Ownership of Certain Beneficial Owners (a)

                                          Amount and
                                          Nature of    Percent of
                  Name and Address        Ownership      Class
                  ----------------        ----------   ----------
             Joseph J. Jacobs............ 2,809,524(b)   10.44%(b)
              1111 South Arroyo Parkway
              Pasadena, California 91105
             FMR Corp.................... 3,043,160      11.31%
              82 Devonshire Street
              Boston, Massachusetts 02109

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended, and information made known to the Company.
(b) Dr. Jacobs has sole voting and dispositive power over all shares except 98,830 shares that are owned by the Jacobs Center for Non-profit Innovation and the Jacobs Family Foundation as to which he shares voting and dispositive power.

    Security Ownership of Directors, Nominees and Named Executive Officers

                                                Amount of                                Percent
                                              Common Stock      Unexercised                 of
        Name of Beneficial Owner          Beneficially Owned(a) Options(b)    Total      Class(c)
        ------------------------          --------------------- ----------- ---------    --------
Outside Directors:
Peter H. Dailey..........................           3,000           8,500      11,500         *
Robert C. Davidson, Jr...................             500             500       1,000         *
Robert B. Gwyn...........................           2,000(d)        6,500       8,500(d)      *
Linda K. Jacobs..........................         106,904           4,500     111,404      0.41%
James Clayburn LaForce...................           3,625           8,500      12,125         *
Dale R. Laurance.........................           2,000           7,500       9,500         *
Linda Fayne Levinson.....................           1,000           3,500       4,500         *
Benjamin F. Montoya......................             500             500       1,000         *
David M. Petrone.........................          17,350           2,150      19,500         *
James L. Rainey, Jr......................           2,450(f)        7,250       9,700(f)      *

Named Executive Officers:
Noel G. Watson...........................         227,869         120,000     347,869      1.29%
Joseph J. Jacobs.........................       2,809,524(e)           --   2,809,524(e)  10.44%
Richard E. Beumer........................           8,002              --       8,002         *
Thomas R. Hammond........................          19,906          72,400      92,306      0.34%
Craig L. Martin..........................          15,065          59,600      74,665      0.28%
Richard J. Slater........................          45,866              --      45,866      0.17%
All directors and executive officers as a
  group..................................       3,508,362         487,975   3,996,337     14.86%

--------
 * Less than 0.1%
(a) Ownership is direct unless indicated otherwise.
(b) Includes only unexercised options exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on 26,900,429 shares of Common Stock outstanding as of January 7, 2002.
(d) Includes 1,000 shares held in a family limited partnership over which Mr. Gwyn has voting and dispositive power.
(e) Includes 98,830 shares held by the Jacobs Center for Non-profit Innovation and the Jacobs Family Foundation as to which Dr. Joseph J. Jacobs shares voting and dispositive power with the other directors and officers of these entities.
(f) Includes 750 shares held in a trust for the benefit of Mr. Rainey's spouse as to which Mr. Rainey shares voting and dispositive power.

1. ELECTION OF DIRECTORS

   The bylaws of the Company presently provide for thirteen directors. On December 6, 2001, the Board of Directors approved an amendment to the bylaws reducing the number of directors to twelve, effective on February 13, 2002. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of Classes I, II and III presently end at the annual meetings in 2003, 2004 and 2002, respectively. Class I has four directors, Class II has five directors, and Class III currently has four directors. After the annual meeting, Class III will have three directors.

   The nominees for Class III are to be voted upon at this annual meeting. The directors in Classes I and II will continue in office until expiration of their respective terms. Mr. Richard E. Beumer, Vice Chairman and Director of the Company since 1999, has stated that he does not wish to stand for re-election. Mr. Beumer joined the Company in January, 1999 in connection with the Company's merger with Sverdrup Corporation. Mr. Beumer's contributions to the Company were many and are greatly appreciated. The Board of Directors has nominated Joseph J. Jacobs, Dale R. Laurance and Linda Fayne Levinson for election as Class III directors for three year terms expiring at the 2005 annual meeting.

   The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than three.

   Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

   The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 2002 annual meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR DRS. JACOBS AND LAURANCE, AND MS. LEVINSON, AS DIRECTORS.

                                   NOMINEES

                                                                                           Director
                      Name and Positions Held with the Company                       Class  Since
                      ----------------------------------------                       ----- --------
Joseph J. Jacobs, Chairman of the Board and Director. Dr. Jacobs, age 85, was
  chief executive officer of the Company and its predecessors from 1957 until
  November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in
  1947 and incorporated it in 1957..................................................  III    1974

Dale R. Laurance, Director. Dr. Laurance, age 56, is the president and a director of
  Occidental Petroleum Corporation where he has been an executive since 1983.
  He is also the Chairman and Chief Executive Officer of Occidental Oil & Gas
  Corporation, and a director of Ingram Micro Inc...................................  III    1994

Linda Fayne Levinson, Director. Ms. Levinson, age 59, is a Partner of GRP
  Partners, a venture capital firm that invests in early stage technology companies.
  From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates,
  an independent consulting firm advising major corporations. Prior to that,
  Ms. Levinson was an executive of Creative Artists Agency, Inc.; a Partner of Wings
  Partner, a Los Angeles-based merchant bank; a Senior Vice President of
  American Express Travel Related Services Co., Inc.; and a Partner of McKinsey &
  Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Boards of Administaff, Inc., LastMinute.com, plc, NCR
  Corporation, and Overture Services, Inc...........................................  III    1996

                             CONTINUING DIRECTORS

                                                                                            Director
                      Name and Positions Held with the Company                        Class  Since
                      ----------------------------------------                        ----- --------
Noel G. Watson, President, Chief Executive Officer and Director. Mr. Watson, age
  65, has been with the Company since 1965 and has been President and Chief
  Executive Officer of the Company for more than the past six years..................   I     1986

The Hon. Peter H. Dailey, Director. Mr. Dailey, age 71 is Chairman of Enniskerry
  Financial, a private investment firm and the Dailey Foundation. He is also
  Chairman of the Board and a director of Fedco, Inc. He was formerly U.S.
  Ambassador to Ireland and Special Envoy to NATO. Prior to government service, he was Vice-chairman of Interpublic Group, Chairman of the Dailey International
  Group and a director of The Walt Disney Company. He is a Director of Krause
  Furniture and Wirthlin Worldwide...................................................  II     1991

Robert C. Davidson Jr., Director. Mr. Davidson, age 56 is the Chairman and Chief
  Executive Officer of Surface Protection Industries, Inc. where he has been executive since 1978. He serves as a member of the Boards of Morehouse
  College, Fulcrum Venture Capital Corporation, Children's Hospital of Los Angeles,
  the Los Angeles Urban League and the University of Chicago Graduate School of
  Business Advisory Counsel..........................................................  II     2001

Robert B. Gwyn, Director. Mr. Gwyn, age 62, is retired. He was a Managing
  Director of Amaryn Group, a private investment company, from 1994 until 1998.
  He was President, CEO and Chairman of the Board of Agricultural Minerals and
  Chemicals, Inc., a company engaged in the fertilizer and methanol businesses,
  from 1990 until 1994, when that company was sold...................................  II     1995

Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 54, is President of Middle East
  Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in Jabara-Jacobs Associates, a consulting firm. She is a daughter of Dr.
  Joseph J. Jacobs...................................................................  II     1986

James Clayburn LaForce, Director. Dr. LaForce, age 73, is retired. He was Dean of the Anderson Graduate School of Management, University of California at Los
  Angeles from 1978 until 1993, when he retired. Dr. LaForce is a director of
  Blackrock Funds, The Timken Company, Provident Investment Counsel Mutual
  Funds and Payden and Rygel Investment Trust, and he is a trustee of the Trust
  for Investment Managers............................................................   I     1987

Rear Admiral Benjamin F. Montoya (U.S.N., Retired), Director. Mr. Montoya, age
  66, is retired. He served as the Commander, Naval Facilities Engineering
  Command and Chief of Civil Engineers from 1987 to 1989. He was Senior Vice
  President and General Manager of the Gas Supply Business Unit of Pacific Gas
  and Electric Company from 1989 to 1991. He was President and CEO of Public
  Service Company of New Mexico from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. Mr. Montoya serves as a member of the Boards of Public Service Company of New Mexico,
  Furrs Corp., National Part Foundation, Wells Fargo and Company, The
  Environmental Company and Brown and Caldwell Engineers.............................  II     2001

David M. Petrone, Director. Mr. Petrone, age 57, is Chairman of Housing Capital
  Company, a real estate lending firm. He was Vice Chairman of Wells Fargo & Co.
  from 1986 until March 1, 1992. He is a director of Alexandria Real Estate Equities,
  Inc., and Finelite, Inc............................................................   I     1987

James L. Rainey, Jr., Director. Mr. Rainey, age 72, is retired. He was President and Chief Executive Officer of Farmland Industries, Inc., an agricultural
  cooperative, from 1986 until 1991. Mr. Rainey is a director of Wirthlin Worldwide..   I     1993

                            COMMITTEES OF THE BOARD

   The Board has two standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. The Audit Committee is governed by a charter which it has adopted, which was filed as an Exhibit to the Company's 2001 Proxy Statement. The Company's securities are listed on the New York Stock Exchange and are governed by its listing standards. All of the members of the Audit Committee meet the independence standards of Section 303.01(B)(2) and (3) of the New York Stock Exchange's listing standards. During fiscal 2001 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Davidson, Dailey and Rainey. Further information regarding the Audit Committee is set out in the Audit Committee Report below.

   The Compensation Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options and awards of restricted stock under the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the "1999 Stock Plan"). The Compensation Committee also administers the 1989 Employee Stock Purchase Plan, and approves the employment contract between the Company and Dr. Joseph J. Jacobs. If approved at this annual meeting, the Compensation Committee will also administer the Global Employee Stock Purchase Plan. During fiscal 2001 this committee held five meetings. The members of the Compensation Committee are Dr. LaForce (Chairman), Mr. Gwyn, Dr. Laurance, Ms. Levinson and Mr. Montoya.

                           COMPENSATION OF DIRECTORS

   The Company pays directors who are not employed by the Company (''Outside Directors'') a retainer in the amount of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Outside Director Stock Option Plan, each of the Outside Directors receives an option for 2,000 shares of common stock on the date of their first election to the Board and also receives an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of common stock on the first day of March of each year. On March 23, 2000, the Board of Directors unanimously decided to add to the compensation of Outside Directors an additional annual award of 500 shares of restricted stock under the Plan.

   The Board of Directors held 9 meetings during fiscal 2001. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 2001, except for Mr. Dailey, who attended seven out of a total of eleven of such meetings.

                                AUDIT COMMITTEE
                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

   In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended September 30, 2001, for filing with the Securities and Exchange Commission.

   Audit and Non-Audit Fees. The following fees were paid to Ernst & Young LLP for services provided to the Company for the fiscal year ended September 30, 2001:

Audit Fees........................................................... $  949,000
Audit Related Fees(1)................................................  4,013,000
Financial Information Systems Design and Implementation Fees.........         --
All Other Fees(2)....................................................  3,440,000
                                                                      ----------
   Total............................................................. $8,402,000
                                                                      ==========

--------
(1) Consists primarily of fees paid in connection with accounting and auditing services performed in connection with due diligence activities, and accounting services performed in connection with government contract compliance.
(2) Consists primarily of tax and legal services.

   The audit committee has considered whether the provision by Ernst & Young LLP of non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

                                          DAVID M. PETRONE, Chairman
                                          ROBERT C. DAVIDSON, JR.
                                          PETER H. DAILEY
                                          JAMES L. RAINEY

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

   The overall objectives of the Company's executive compensation program are as follows:

   --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

   --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on the Company's performance as measured by its return on net equity.

   --To provide an incentive for continued service and future performance through the use of stock options.

   --To encourage executives to have an equity ownership in the Company.

   The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

   Base Salary. In setting executive officer base salaries for fiscal 2001 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

   The Committee considered the fact that the principal provisions for the retirement of the employees of the Company are the various (S)401(k) Plans and the 1989 Employee Stock Purchase Plan. The Committee also considered that the only domestic employees of the Company who are participants in defined benefit retirement plans are employees of certain acquired companies. Enrollment in those plans was frozen at the time of acquisition, and benefits under those plans have been adjusted to align them with the Company's overall compensation structure. The Committee also considered that the employees receiving bonuses through the Company's Incentive Bonus Plan may elect to participate in a nonqualified deferred compensation plan whereby a portion of a participant's salary and bonus may be deferred, and then paid to the employee at some future date.

   The Committee also considered a study by an outside compensation and benefits consulting company that it had commissioned. The consulting company reviewed the compensation, benefits and stock option award history of the Company's executive officers against two peer groups that were developed by the consulting company: an industry peer group and a peer group with market capitalization levels approximating the Company's. The consultants concluded that the industry peer group would provide information regarding the competitive pay structure of the Company's direct competitors, while the market capitalization peer group would provide information regarding the competitive pay structure for companies employing similar resources.

   The consultants approached their analysis using two methods: First, they compared the Company's top five officers (ranked by total cash compensation) to the top five officers in the industry and market capitalization groups. Second, they compared the compensation levels of the CEO and the Executive Vice Presidents of Operations to the top two positions in both the industry and market capitalization groups, and the remaining executive officers of the Company to the fifth highest paid position in both peer groups. Lastly, the consultants compared the compensation levels of all of the Company's executive officers to certain published survey information.

   Mr. Watson's base salary for 2001 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 2001.

   Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr.Jacobs that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2006 but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

   Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

   Stock Options. In determining stock option awards to executive officers for 2001 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards information and recommended guidelines included in the compensation and benefits study discussed previously.

   Because of Dr. Jacobs' percentage interest in the outstanding stock of the Company, the Committee has never granted Dr. Jacobs stock options, nor awarded shares of restricted stock to him.

   Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation and benefits paid to the chief executive officer and the four highest paid executive officers in excess of $1 million to each of them. The Committee believes that the compensation payable for fiscal year 2002 will not result in any material loss of tax deductions for the Company. It is the Committee's intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations issued by the IRS under this provision.

                                          JAMES CLAYBURN LAFORCE, Chairman
                                          ROBERT B. GWYN
                                          DALE R. LAURANCE
                                          LINDA FAYNE LEVINSON
                                          BENJAMIN F. MONTOYA

                            EXECUTIVE COMPENSATION

                          Summary Compensation Table

   The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer, the Chairman of the Board and the other four most highly compensated officers (''Named Executive Officers'') of the Company for services in all capacities to the Company and its subsidiaries during its 1999, 2000 and 2001 fiscal years:

                                            Annual         Long-term
                                       Compensation(1)    Compensation
                                     -------------------- ------------
                                                          Options/SARs Other
            Name                Year Salary ($) Bonus ($) (Shares)(2)  $(3)
            ----                ---- ---------- --------- ------------ -----
    Noel G. Watson............. 2001  796,670    798,000    125,000    5,240
     Chief Executive Officer    2000  723,340    339,790    150,000    5,370
                                1999  655,320    601,710         --    5,180

    Joseph J. Jacobs........... 2001  432,200    698,000         --       --
     Chairman of the Board      2000  432,200    239,000         --       --
                                1999  432,200    400,000         --       --

    Richard E. Beumer.......... 2001  408,340    409,010         --    4,020
     Vice Chairman of the Board 2000  408,340    191,820         --    3,900
                                1999  277,500    254,800     20,000    4,000

    Thomas R. Hammond.......... 2001  451,740    452,490     25,000    5,100
     Executive Vice President   2000  420,340    197,450     30,000    5,100
                                1999  388,000    356,260     20,000    5,000

    Craig L. Martin............ 2001  423,340    424,040     75,000    5,100
     Executive Vice President   2000  318,670    112,270     10,000    5,100
                                1999  298,260    205,390      8,000    5,100

    Richard J. Slater.......... 2001  451,740    452,490     25,000    5,250
     Executive Vice President   2000  420,340    197,450     30,000    5,370
                                1999  388,000    356,260     20,000    4,960

--------
(1) Represents amounts earned by the Named Executive Officer during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the ''401(k) Plan'') and the Company's nonqualified Executive Deferral Plans (the ''EDPs'').
(2) Consists solely of non-qualified stock options granted pursuant to the 1999 Stock Incentive Plan (for fiscal 2001 and 2000) and the 1981 Executive Incentive Plan (for fiscal 1999).
(3) Consists solely of Company contributions to the 401(k) Plan.

                     Option/SAR Grants in Last Fiscal Year

   Stock options granted during fiscal year 2001 to all of the Company's executive officers, including the Named Executive Officers, were granted under the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan permits the granting of stock options and the awarding of restricted stock to employees of the Company and its subsidiaries, as well as to employees of "related companies" (as defined in the 1999 Stock Incentive Plan). The 1999 Stock Incentive Plan was adopted by the board of directors, and approved by the Company's shareholders, as the successor stock award plan to the Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the "1981 Plan"). The following table contains information concerning options granted to those Named Executive Officers who received awards during fiscal 2001.


                                                                                      Potential Realizable Value at
                                                               Market                 Assumed Annual Rates of Stock
                                                    Exercise  Price on             Price Appreciation for Option Term
                              Options                or Base   Date of                          (10 Yrs.)
                              Granted   Percentage    Price     Grant   Expiration -----------------------------------
       Name                 (shares)(1) of Total(2) ($/share) ($/share)    Date     0%        5%             10%
       ----                 ----------- ----------- --------- --------- ---------- --   --------------  --------------

Noel G. Watson.............   125,000     18.60%      65.75     65.75    7-Jun-11  --   $    5,168,730  $   13,098,570

Thomas R. Hammond..........    25,000      3.72%      65.75     65.75    7-Jun-11  --        1,033,750       2,619,710

Craig L. Martin............    50,000      7.44%      38.25     38.25   11-Oct-10  --        1,202,760       3,048,030

                               25,000      3.72%      65.75     65.75    7-Jun-11  --        1,033,750       2,619,710

Richard J. Slater..........    25,000      3.72%      65.75     65.75    7-Jun-11  --        1,033,750       2,619,710

Gain to all shareholders (based on 26,872,358 shares outstanding at September 30, 2001, and a stock price of $62.40 per share)................................................ $1,054,552,610  $2,672,443,360
                                                                                        ==============  ==============

Gain to Named Executive Officers as a percent of total gain to all shareholders........          0.93%           0.93%
                                                                                        ==============  ==============

--------
(1) All grants consisted of non-qualified options pursuant to the 1999 Stock Incentive Plan.
(2) Calculation based upon grants of options for 672,000 shares during fiscal 2001.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option SAR Values

   The following table sets forth information regarding option exercises during the fiscal year 2001 by the Named Executive Officers and the value of their unexercised options on September 30, 2001. All options were granted under the 1981 Plan. The Company has never granted any stock appreciation rights.

                                                                                            Value of
                                                    Number of Unexercised                       In-th
                           Shares                  Options at FYE (shares)                   Options
                         Acquired on Total Value  ------------------------- ------------- -----------
                                                  Exercisable Unexercisable Exercisable Unexercisable
                         ----------- ------------ ----------- ------------- ----------- -------------
Noel G. Watson..........   110,000    4,498,750     110,000      275,000     3,275,880    4,513,750
Richard E. Beumer.......     8,000      310,920          --       12,000            --      312,300
Thomas R. Hammond.......    14,000      491,160      72,400       89,100     2,398,910    1,979,410
Craig L. Martin.........    25,000      968,750      47,100       92,900     1,701,900    1,735,850
Richard J. Slater.......    20,000      757,810      76,900       85,100     2,599,690    1,826,920

                             Sverdrup Pension Plan

   Effective with the merger with Sverdrup Corporation in fiscal 1999, the Company became one of the sponsoring employers of the Sverdrup Pension Plan (the "Pension Plan"). Mr. Beumer is the only executive officer named in the Summary Compensation Table participating in the Pension Plan. Under the Pension Plan, benefits are based on the average compensation (salary and bonus as reported in the Summary Compensation Table) of a participant for the five consecutive calendar years preceding or coinciding with retirement (whichever produces the greatest benefit). The following table shows the estimated annual pension benefits payable to a covered participant under the Pension Plan, at normal retirement age of 65. As of the latest determination date, Mr. Beumer's covered compensation under the Pension Plan was $170,000 (because there is not a defined benefit or excess award Plan attached to or associated with the Pension Plan, a participant's covered compensation is limited to amounts allowed under the Internal Revenue Code). As of the latest determination date, Mr. Beumer, age 63, had 41.75 years of credited service. Benefits shown are computed as a ten-year certain and life annuity beginning at age 65, with no deduction for Social Security or other offset amounts:

                                          Years of Service
                         ---------------------------------------------------
      Remuneration         20      25       30       35       40       45
      ------------       ------- ------- -------- -------- -------- --------
$150,000................ $87,565 $95,815 $104,065 $112,315 $120,565 $128,815
$170,000 and above...... $89,265 $98,065 $106,865 $115,665 $124,465 $133,265

                              PERFORMANCE GRAPHS

   The following graph shows the changes over the past five-year period in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc.; (2) the Standard & Poor's 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends (assuming any were paid). The investments are assumed to have occurred at the beginning of the period presented.

               Comparison of Five Year Cumulative Total Return*
          Among Jacobs Engineering Group Inc., the S&P 500 Index, and
                 the Dow Jones Heavy Construction Group Index

                                          [CHART]

                            Jacobs Engineering Chart

                                                     Cumulative Total Return
                                                  -----------------------------
                                                  9/96 9/97 9/98 9/99 9/00 9/01
                                                  ---- ---- ---- ---- ---- ----
Jacobs........................................... $100 $136 $138 $144 $179 $277
S&P 500..........................................  100  140  153  196  222  163
Dow Jones Heavy Construction.....................  100  100   78   88   94  106

--------
* The cumulative total return information used to prepare the preceding graphs was provided by Research Data Group, Inc.

2. APPROVAL OF THE GLOBAL EMPLOYEE STOCK PURCHASE PLAN.

Introduction

   The Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (the "Global Plan") benefits employees of Jacobs Engineering Group Inc. as well as designated subsidiaries of the Company. The Global Plan was approved by the Board of Directors of the Company on July 26, 2001. Eligible employees may obtain information about the Global Plan or administration of the Global Plan from the Company's Corporate Human Resources department located at: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California 91105, telephone (626) 578-3500.

   The Board of Directors has reserved 300,000 shares of common stock of the Company ("Shares") for issuance under the Global Plan to participants from all participating subsidiaries. Additionally, on July 26, 2001, the Board of Directors voluntarily reduced the number of shares authorized for issuance under the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (the "1989 Stock Purchase Plan") by 300,000 shares.

Purpose of the Global Plan

   The specific purpose of the Global Plan is to afford employees of certain subsidiaries organized in countries other than the United States the same opportunity to acquire an equity interest in the Company as is currently offered to employees within the United States under the 1989 Stock Purchase Plan. The general purpose of both the Global Plan and the 1989 Stock Purchase Plan is to advance the interests of the Company by encouraging stock ownership by employees of the Company.

Administration of the Global Plan

   The Global Plan is administered by the Board of Directors, a designated committee thereof, or the person or entity delegated the responsibility of administering the Global Plan (the "Committee"). Members of the Committee, if other than the Board of Directors, serve a one-year term and may be removed at the Board of Directors' discretion. Members of the Committee do not receive any compensation from the Global Plan, but they may be compensated by the Company for their services as directors and as members of the Committee.

   The Committee is authorized to construe and interpret the Global Plan, to define the terms used in the Global Plan, to determine eligibility for participation and benefits, to prescribe, amend and rescind rules and regulations for the administration of the Global Plan and to take any other action in connection with the administration of the Global Plan and the rights granted under the Global Plan that it may deem proper. The Committee may also delegate certain of its responsibilities to an administrator (the "Administrator").

   The Company may engage one or more securities brokers and all Shares credited to the participants' Global Plan accounts may be delivered to an individual brokerage account maintained for each participant. The broker may be charged with certain responsibilities for the administration of accounts. All participants will be advised in detail about the broker(s) and how to communicate with them.

Eligible Employees

   All employees of an Employer designated by the Committee are eligible to participate in the Global Plan unless they are excluded from participation by the provisions described below. The Committee may change the designation of participating subsidiaries in the Global Plan at any time.

   An employee is defined as (i) an individual who is a regular full time or part time employee of the Employer, (ii) an individual who works either a full time or part time work schedule and is normally included in the authorized staffing targets and budget of the Employer, or (iii) an individual who has been hired on a temporary contract but who is expected to fill a permanent staffing need.

   Employees must complete at least one (1) year of service with a participating subsidiary to be eligible to participate in the Global Plan. Employees of participating subsidiaries that have been acquired by or merged with the Company or one of its subsidiaries may, in the discretion of the Committee, receive credit for the time they worked with that acquired or merged company.

   The Committee, in its sole discretion, may determine that the following employees are not eligible to participate in the Global Plan:

   (i) Employees who normally work less than 20 hours per week or who normally work less than five months during any calendar year;

  (ii) Employees who are not actively employed by the Employer at the beginning of an election period, including employees who are on disability or leave of absence;

 (iii) Employees who would own more than five percent of the common stock of the Company immediately after the Share purchase opportunity is granted to them under the Global Plan;

  (iv) Employees who are subject to Section 16(a) of the Securities Exchange Act of 1934;

   (v) Employees who are eligible to participate in the Company's 1989 Employee Stock Purchase Global Plan.

   We estimate that, as of July 26, 2001, approximately 3,700 employees of the Company and its subsidiaries were eligible to participate in the Global Plan.

Participation, Enrollment and Election Periods

   Participation in the Global Plan is voluntary. An eligible employee who chooses to participate in the Global Plan is choosing to purchase Shares at a price determined as described below, through payroll deductions or alternative contributions. Participation in the Global Plan, purchase, ownership and sale of Shares under the Global Plan, is subject to risk of fluctuation in Share price and currency exchange.

   To participate in the Global Plan, an eligible employee must enroll in the Global Plan in accordance with the procedures established by the Committee during an enrollment period. Such enrollment will be effective for the election period immediately following such enrollment period. The Committee will designate the initial enrollment period and each successive enrollment period and the election period to which each enrollment period relates. The Committee will also determine the duration of the election periods.

   During the enrollment period, the Company will give each eligible employee an opportunity to complete a payroll deduction or alternative contribution authorization form. On the authorization form, the eligible employee will specify the actual percentage of his or her basic compensation to be deducted or contributed during the corresponding election period so that the Company may apply the payroll deduction or the alternative contribution to the purchase of Shares under the Global Plan. Unless otherwise authorized by the Committee, the payroll deduction or alternative contribution will be limited to any whole percentage ranging from two percent (2%) to fifteen percent (15%) of the eligible employee's basic compensation. In any event, the total payroll deductions or alternative contributions permitted to be made by any participant in any calendar year is limited to the sum of legal currency equivalent of U.S. $25,000 as specified under Section 423(b)(8)(C) of the United States Internal Revenue Code of 1986, as amended, or such other amount as Section 423(b)(8)(C), or any successor section, may hereafter allow.

   Once an eligible employee is enrolled in the Global Plan, such eligible employee will continue to participate in the Global Plan for each successive election period until he or she terminates his or her participation by revoking his or her payroll deduction or alternative contribution authorization or ceases to be an eligible employee. An eligible employee's payroll deduction or alternative contribution authorization will apply to all subsequent election periods unless and until such eligible employee ceases to be an eligible employee, or modifies or terminates his or her authorization.

   An election to participate in the Global Plan is irrevocable during the election period for which it is made. A participant may, during an enrollment period, revoke his or her authorization or change his or her rate of contribution for the election period to which such enrollment period relates, by giving notice to the Committee or the Employer in the manner established by the Committee. However, if an eligible employee desires during an election period to terminate his or her participation in the Global Plan or to change his or her rate of contribution, such termination or change shall not be effective until the next election period, and only if such termination or change is made by the eligible employee by giving notice to the Committee or the Employer in the manner established by the Committee.

   Employees who elect to participate in the Global Plan are referred to as "participants" in the Global Plan.

Purchase Price of Shares

   The purchase price for each Share that may be purchased under the Global Plan will be the lesser of:

   (1) 90% of the closing value of a Share on the first trading day of the election period, or

   (2) 90% of the closing value of a Share on the last trading day of the election period.

   The closing value of a Share is equal to the closing sale price for such Share as quoted on the New York Stock Exchange, or such other established stock exchange or national market system on which the Share is listed or traded. In the event the foregoing valuation method is not practicable, the closing value will be determined by such other reasonable valuation method as the Committee will, in its discretion, select and apply in good faith as of such date.

   However, the Committee may, in its sole discretion, and at any time before the commencement of an election period under the Global Plan, change the formula for determining the purchase price to any percentage from 85% to 100% of the closing value of a Share on the last trading day of the election period. In no event, however, may the Committee select a purchase price that would be lower than that allowed under Section 423(b)(6) of the United States Internal Revenue Code of 1986, as amended.

Purchases of Shares

   Upon the exercise of a participant's initial right to purchase Shares under the Global Plan, a Global Plan account will be established in the participant's name. As of the close of each election period, the amount withheld from each participant's compensation or the amount contributed during the election period will be determined and then converted into US dollars in accordance with the process and at the rate established by the Committee. Such amount will be credited to the participant's Global Plan account. As of the last day of the election period, or as soon thereafter as is administratively practicable, each participant's right to purchase Shares will be exercised automatically. The number of whole Shares equal to the amount withheld or contributed, converted into US dollars, and divided by the purchase price of one Share will be credited to each participant's Global Plan account. Any amounts withheld or contributed and then converted into US dollars that do not constitute a full Share may be refunded to the participant without interest or may be carried over to the next election period, as determined by the Committee.

   Pending the purchase of Shares under the Global Plan, amounts withheld or contributed by participants will be held as a non-interest bearing, unsecured indebtedness extended to the Company by the participants. Such amounts will be treated as the Company's general funds and may be utilized for general corporate purposes. Until the funds are applied to the purchase of Shares, the participants for whom the funds are being held are subject to the risk that the Company may become insolvent or bankrupt. Administrative expenses of the Global Plan shall be allocated to each participant's Global Plan account unless the Employer pays such expenses. Each participant will be sent a statement showing the total payroll deductions or alternative contributions being held in his or her Global Plan account as soon as practicable after the end of each election period.

   Participants will not have any interest or voting rights in the Shares until the Shares are purchased by the participants. No adjustment will be made or additional amount paid as a result of dividends or other rights for which the record date is prior to the date on which the Shares are issued to the participant. However, under the formula for determining the purchase price of Shares under the Global Plan, if there is a stock dividend, stock split or other like change in our common stock during an election period, then the number of Shares to be purchased at the end of the election period will be automatically adjusted in proportion to such change.

   Shares held for a participant in his or her Global Plan account will be voted in accordance with his or her express directions. In the absence of any such directions, the participant's Shares will not be voted. Any cash dividends and other cash distributions and stock dividends and other non-cash distributions paid or made with respect to the Shares held on behalf of each participant will be credited to each participant's Global Plan account.

   If a participant ceases to be employed by the Employer for any reason, including death, disability, retirement or voluntary or involuntary termination, or ceases to be an eligible employee, then the participant's rights under the Global Plan will immediately terminate. The payroll deductions or alternative contributions made by the participant during the election period in which termination of employment or cessation of eligibility occurs, will be refunded to him or her (or his or her personal representative) without interest.

Sale or Distribution of Shares

   Subject to applicable securities law, local law holding periods and other restrictions, a participant may, at any time after the Shares have been purchased and allocated to the participant's Global Plan account, without terminating participation in the Global Plan, request the sale of all or part of the Shares held on behalf of the participant in his or her Global Plan account. As soon as practicable, such Shares will be sold in the marketplace and the net proceeds of such sale (less any bank service fees, brokerage charges, transfer or withholding taxes or any other transaction fee, expense or cost) will be sold to the participant.

   Subject to local law holding periods, a participant may also, at any time after the Shares have been purchased and allocated to the participant's Global Plan account, without terminating participation in the Global Plan, request in writing that a certificate for all or part of whole number of Shares held in his or her Global Plan account be sent to him or her. A reasonable charge, to be paid by the participant, may be imposed for each stock certificate so issued.

Assignment

   A participant may not assign, alienate, transfer, pledge or otherwise dispose of in any way other than by will or the laws of descent and distribution, the payroll deductions or alternative contributions and interest credited to such participant's Global Plan account, or any rights to purchase Shares under the Global Plan. Any such assignment, alienation, transfer, pledge or other disposition will be without effect, except that the Committee may treat such act as an election to withdraw from the Global Plan. A participant's right to purchase Shares under the Global Plan may be exercisable during the participant's lifetime only by the participant. A participant's Global Plan account will be payable to the participant's estate upon his or her death in accordance with the applicable laws of death and descent.

No Independent Employee's Rights

   Nothing in the Global Plan will evidence or constitute a contract of employment between the Company and any employee nor will it prevent the Company from terminating any employee's employment at any time, in accordance with applicable law.

Amendment or Termination of the Global Plan

   The Global Plan will be effective from September 1, 2001 until August 31,
2011.

   The Committee will have the right, at any time, to amend, modify or terminate the Global Plan without notice, provided, however, that no participant's existing rights may be adversely affected by any such amendment, modification or termination, except to comply with law, stock exchange rules or accounting rules.

   Notwithstanding the foregoing, the Committee will have the right, at any time, to terminate the Global Plan with respect to all future payroll deductions or alternative contributions and related purchases. Such termination of the Global Plan will also terminate any current election period. All amounts deducted or contributed up until the termination of the election period will be used to purchase Shares under the Global Plan or alternatively, at the sole discretion of the Committee, refunded in cash without interest.

Adjustment of Shares; Change of Control

   If at any time after the effective date of the Global Plan the Company shall subdivide or reclassify the Shares with respect to which purchases right has been or may be granted under the Global Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of Shares held in the Global Plan and which may thereafter be subject to the share purchase right granted under the Global Plan (in the aggregate and to any participant) shall be adjusted accordingly, and in the case of each right outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such right and the purchase price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and right(s).

   If the Company is acquired by merger, or if substantially all of its assets or outstanding voting stock is acquired, then immediately prior to the effective date of the corporate transaction, each outstanding purchase right will be automatically exercised by applying the accumulated payroll deductions or alternative contributions of each participant for the election period in which the corporate transaction occurs to the purchase of whole Shares at the purchase price for such election period by treating the day immediately prior to the effective date any corporate transaction as the last trading day of the election period, unless the Board of Directors determines, in the exercise of its sole discretion, to establish an earlier date as the last trading day of the election period, or to provide that purchase rights will be assumed by a successor entity that is a party to the corporate transaction or terminate the Global Plan as of the end of the election period immediately preceding the effective date of the corporate transaction and promptly refund to participants all payroll deductions or alternative contributions accumulated through such effective date. The applicable limitation on the number of whole Shares purchasable per participant will continue to apply to any purchase made hereunder. With respect to Shares acquired prior to or in connection with a corporate transaction, each participant will thereafter be entitled to receive as soon as practicable following the effective date of such corporate transaction the securities or property which a holder of Shares of the Company was entitled to receive in connection with such corporate transaction.

Securities Subject to the Global Plan

   The Shares to be issued under the Global Plan have been reserved from the authorized but unissued common stock of the Company. The Shares to be delivered under the Global Plan may, however, be purchased on the open market or from any person.

               GLOBAL EMPLOYEE STOCK PURCHASE PLAN TRANSACTIONS

   No executive officer of the Company has purchased shares of common stock of the Company under the Global Plan. The Company does not expect any executive officer to be eligible to participate in the Global Plan.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE GLOBAL EMPLOYEE STOCK PURCHASE PLAN.

3. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

   The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 2002. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

   If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 2002 Annual Meeting will be subject to ratification by the shareholders at the 2003 Annual Meeting.

   The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE SELECTION OF ERNST & YOUNG LLP AS AUDITORS FOR THE YEAR ENDING SEPTEMBER 30, 2002.

4. OTHER BUSINESS

   The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered Class of the Company's equity securities to file with the Securities and Exchange Commission (''SEC'') and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

   To the Company's knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company's directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 2001 except that Mr. James W. Thiesing's common stock option holdings were inadvertently omitted from his Form 3 filing as required, and were subsequently included in his Form 5 filing for fiscal 2001.

                              EXECUTIVE OFFICERS

   For information about the Executive Officers of the Company, see Exhibit B to this Proxy Statement.

                            SHAREHOLDERS' PROPOSALS

   Under the bylaws of the Company shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders' meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent's ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

   Proposals other than nominations for consideration at the 2003 annual meeting of shareholders must be submitted to the Company no later than November 21, 2002. However, in order to be included in the Company's proxy statement and proxy relating to the 2002 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than September 9, 2002. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

   Exhibit C to the Proxy Statement is attached contains the Annual Financial Statements and Review of Operations of the Company. A copy of the Company's Summary Annual Report for the year ended September 30, 2001, is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

   The Company's Annual Report on Form 10-K is available from the United States Securities and Exchange Commission at its WEB site: http://www.sec.gov/cgi-bin/srch-edgar?0000052988. The Company will furnish without charge a copy of the Company's report on Form 10-K, including the financial statements and schedules thereto, to the United States Securities and Exchange Commission to any person requesting in writing and stating that he or she was the beneficial owner of common stock of the Company on January 7, 2002. The Company will also furnish copies of any exhibits to the Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests and inquiries should be addressed to:

                              Investor Relations
                         Jacobs Engineering Group Inc.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

   Neither the Summary Annual Report, Exhibit D, nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          WILLIAM C. MARKLEY, III
                                          Senior Vice President, General
                                            Counsel and Secretary

Pasadena, California
January 7, 2002

                                                                      EXHIBIT A


                         JACOBS ENGINEERING GROUP INC.

                      GLOBAL EMPLOYEE STOCK PURCHASE PLAN

                                                                      EXHIBIT A

                         JACOBS ENGINEERING GROUP INC.

                      GLOBAL EMPLOYEE STOCK PURCHASE PLAN

                                     INDEX


 1. Purpose of the Plan..............................................  A-3

 2. Definitions......................................................  A-3

 3. Participation....................................................  A-6

 4. Enrollment and Election Periods..................................  A-6

 5. Term of Plan.....................................................  A-7

 6. Number and Type of Shares to Be Made Available Under the Plan....  A-7

 7. Use of Funds.....................................................  A-8

 8. Amount of Contribution; Method of Payment........................  A-8

 9. Purchasing, Transferring Shares..................................  A-9

10. Dividends and Other Distributions................................ A-10

11. Voting of Shares................................................. A-10

12. In-Service Distribution or Sale of Shares........................ A-10

13. Cessation of Active Participation................................ A-11

14. Termination of Employment or Cessation of Eligibility............ A-11

15. Assignment....................................................... A-11

16. Adjustment of and Changes in Shares.............................. A-11

17. Amendment or Termination of the Plan............................. A-11

18. Designation of Subsidiaries...................................... A-12

19. Operating Regulations............................................ A-12

20. Administration................................................... A-12

21. Securities Law and Other Restrictions............................ A-13

22. No Independent Employees' Rights................................. A-13

23. Applicable Law................................................... A-13

24. Merger or Consolidation.......................................... A-13

 I. Addenda.......................................................... A-13

                         JACOBS ENGINEERING GROUP INC.

                      GLOBAL EMPLOYEE STOCK PURCHASE PLAN

   1. Purpose of the Plan

   This 2001 Global Employee Stock Purchase Plan is intended to advance the interests of Jacobs Engineering Group Inc. by encouraging stock ownership by employees of Jacobs Engineering Group Inc. and certain subsidiaries of Jacobs Engineering Group Inc.

   2. Definitions

   (a) "Act" shall mean, the Securities Act of 1933, as amended.

   (b) "Administrator" shall mean, the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed by the Committee to act as the agent of the Employer and of the Participants under the Plan from time to time.

   (c) "Addendum or Addenda" shall mean, individually and collectively, the appendices A to I hereto and such other additional appendices as may be added to this Plan at the discretion of the Committee. Each appendix will govern the operation of the Plan in respect of Designated Subsidiaries in countries named in the appendix and will be considered part of the Plan. Unless otherwise stated, the applicable appendix for the country will govern the operation of the Plan in that country and to that extent the appendix will override other parts of this Plan.

   (d) "Board" shall mean, the Board of Directors of the Company.

   (e) "Closing Value" shall mean, as of a particular date, the value of a Share determined by:

      (i) the closing sale price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange, or such other established stock exchange or national market system on which the Share is listed or traded, for the day for which the Closing Value is to be determined.

      (ii) such other valuation method as required under the applicable Local
   Law.

       In the event that the foregoing valuation method is not practicable, the "Closing Value" shall be determined by such other reasonable valuation method as the Committee shall, in its discretion, select and apply in good faith as of such date.

   (f) "Code" shall mean, the United States Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law in the United States.

   (g) "Committee" shall mean, the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan.

   (h) "Company" shall mean, Jacobs Engineering Group Inc., including any successor thereto.

   (i) "Compensation" shall mean, unless otherwise required by the applicable Local Law, regular fixed basic gross compensation.

       "Compensation" does not include, unless otherwise required by the applicable Local Law:

      (i) any bonus, overtime payment, contribution to an employee benefit Plan or other similar payment or contribution;

      (ii) amounts realized from the exercise, sale, exchange or other disposition of a non-qualified stock option or sale, exchange or other disposition of a stock acquired under a non-qualified stock option;

      (iii) amounts realized when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture or becomes fully owned by the Employee;

      (iv) amounts realized from the exercise, sale, exchange, or other disposition of a qualified or incentive stock option or sale, exchange or other disposition of stock acquired under a qualified or incentive stock option;

      (v) moving allowances, automobile allowances, tuition reimbursement, financial/tax Global Planning reimbursement, lunch vouchers, house allowances, and other allowances that receive special tax benefits, other extraordinary compensation, including tax "gross-up" payments, and imputed income from other employer-provided benefits; and

      (vi) other amounts that receive special tax benefits, such as, but not limited to, premiums for group term life insurance or contributions made by the Employer (whether or not under salary reduction agreement) or mandatory payments made by the Employer to the Employee under the applicable law of the jurisdiction in which the Employer of this Employee is located or the Employee is employed or resides.

   (j) "Designated Subsidiary or Designated Subsidiaries" shall mean, those Subsidiaries whose Employees have been designated by the Board, in its sole discretion, as eligible to participate in the Plan.

   (k) "Election Period" shall mean, the period during which Participants in the Plan authorize payroll deductions or provide alternative contributions to fund the purchase of Shares on their behalf under the Plan pursuant to the right to purchase Shares granted to them hereunder. Alternative contributions for the purpose of this Plan shall mean, payment of contributions to fund the purchase of Shares under the Plan, pursuant to the right to purchase Shares granted to the Participants hereunder, through such other means as authorized by the Committee, including, but not limited to, personal checks of the Participants. As determined by the Committee, Election Period may vary from country to country or Designated Subsidiary to Designated Subsidiary.

   (l) "Eligible Employee" shall mean, subject to the applicable Local Law, an Employee of a Designated Subsidiary with one (1) year service on an Enrollment Date. Subject to the applicable Local Law, Employees of Designated Subsidiaries that have become Subsidiaries by reason of having been acquired by the Company or a Subsidiary and companies that have been merged with the Company or a Subsidiary may, at the discretion of the Committee, receive credit for the time they have worked for such acquired or merged company prior to the affiliation with the Company or Designated Subsidiary.

   Subject to the applicable Local Law, the Committee in its sole discretion may determine that the following Employees shall not be Eligible Employees under the Plan:

      (i) Employees whose customary employment is less than 20 hours per week or who are employed for less than five months in any calendar year;

      (ii) Employees who are not actively employed by the Employer at the beginning of a six-month Election Period, including Employees who are on disability, or leave of absence;

      (iii) Any Employee who would own more than five (5) percent of the common stock in the Company immediately after the Share purchase opportunity is granted to them under the Plan. Shares that the Employee may purchase under all outstanding stock options or such other share-based compensation Plan of the Company shall be treated as stock owned by the Employee for such purposes, even though the option is not presently exercisable or the Shares are not presently receivable by the Employee;

      (iv) Employees who are subject to Section 16(a) of the 1934 Act; and

      (v) Employees who are eligible to participate or who participate in the Company's 1989 Employee Stock Purchase Plan.

   (m) "Employee" shall mean, subject to the applicable Local Law :

      (i) an individual who is a regular full time or part time employee of the Employer ;

      (ii) an individual who works either a full-time or part-time work schedule and who is normally included in the authorized staffing targets and budget of the Employer; and

      (iii) an individual who has been hired on a temporary contract but who is expected to fill a permanent staffing need.

       Unless otherwise required by the applicable Local Law, Employee shall not include unionized Employees as defined by the regular practices of the Employer.

   (n) "Employer" shall mean, individually and collectively, the Company, a Designated Subsidiary and the Designated Subsidiaries.

   (o) "Enrollment Period" shall mean, the period immediately preceding the Election Period that is designated by the Committee in its discretion as the period during which an Eligible Employee may elect to participate in the Plan.

   (p) "Holding Period" shall mean, the period during which the Participant is not permitted to transfer, sell, pledge or otherwise deal in the Shares credited to the Participant's Plan Account. Unless otherwise required by the applicable Local Law, there is no Holding Period for the purposes of this Plan.

   (q) "Local Law" shall mean, the laws of the jurisdiction in which the Employer is incorporated or located or where the Employee or Participant is employed or resides including but not limited to the securities regulatory body requirements and the taxation requirements of that same jurisdiction.

   (r) "1934 Act" shall mean, the United States Securities Exchange Act of 1934, as amended, and currently in effect, or any successor body of federal securities law in the United States.

   (s) "Participant" shall mean, any Eligible Employee who has elected to participate in the Plan for an Election Period by authorizing payroll deductions or by making alternative contributions and following all applicable procedures established by the Committee during the Enrollment Period for such Election Period.

   (t) "Plan" shall mean, this Jacobs Engineering Group 2001 Global Employee Stock Purchase Plan including Addenda hereof; as amended from time to time.

   (u) "Plan Account" shall mean, the individual account established for each Participant for purposes of accounting for and/or holding each Participant's payroll deductions, alternative contributions, Shares, etc. The Plan Account may be a book keeping account or a brokerage account, or such other account as determined by the Committee.

   (v) "Plan Year" shall mean, the period of twelve (12) calendar months commencing on September 1 each year or such other period as determined by the Committee.

   (w) "Purchase Price" shall mean, for each Share purchased in accordance with Paragraph 9 hereof, an amount equal to the lesser of:

      (i) ninety percent (90%) of the Closing Value of a Share on the first Trading Day of each Election Period or the earliest date thereafter as is administratively feasible, which for Plan purposes shall be deemed to be the date the right to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant; and

      (ii) ninety percent (90%) of the Closing Value of such Share on the last Trading Day of the Election Period or the earliest date thereafter as is administratively feasible, which for Plan purposes shall be deemed to be the date each such right to purchase such Shares was exercised).

       Provided however that, the Committee may, in its sole discretion, approve, in lieu of the foregoing formula for determining the Purchase Price, the Closing Value on the last Trading Day of the Election Period multiplied by any percentage figure from eighty-five percent (85%) to one-hundred percent (100%) as selected by the Committee.

       The Purchase Price determined hereunder may be in respect of one or more countries and for one or more Election Periods and shall remain in effect until changed by the Committee.

       In no event, however, may the Committee select a Purchase Price that would be lower than that allowed under Section 423(b)(6) of the Code or any successor section.

   (x) "Shares" shall mean, shares of common stock, par value $1.00 per share, of the Company.

   (y) "Subsidiary" shall mean, a corporation or other entity, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary (except for the U.K. in which this term shall mean a corporation or other entity, domestic or foreign, of which more than fifty percent (50%) ownership of the voting shares are held by the Company or a Subsidiary) whether or not such corporation or other entity now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

   (z) "Trading Day" shall mean, a day on which The New York Stock Exchange is open for trading.

   3. Participation

   Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. All Eligible Employees granted rights to purchase Shares hereunder shall have the same rights and privileges as every other such Eligible Employee and only Eligible Employees of an Employer satisfying the applicable participation requirements of the Plan will be entitled to participate in the Plan.

   4. Enrollment and Election Periods

   (a) Enrolling in the Plan. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Election Period will take place during the Enrollment Period for such Election Period. The Committee shall designate the initial Enrollment Period and each subsequent Enrollment Periods and the Election Periods to which each Enrollment Period relates. Participation in the Plan with respect to any one or more of the Election Periods shall neither limit nor require participation in the Plan for any other Election Period.

   (b) The Election Period. Any Employee who is an Eligible Employee and who desires to be granted rights to purchase Shares hereunder must enroll, in accordance with the procedures established by the Committee, during an Enrollment Period. Such authorization shall be effective for the Election Period immediately following such Enrollment Period.

   The duration of an Election Period shall be determined by the Committee prior to the Enrollment Period; provided however that, if the Committee terminates the Plan during an Election Period, pursuant to its authority in Paragraph 17 of the Plan, such Election Period shall be deemed to end on the date the Plan is terminated. The termination of the Plan and the Election Period shall end the Participant's rights to contribute amounts to the Plan or continue participation in the Election Period. The date of termination of the Plan shall be deemed to be the final day of the Election Period for purposes of determining the Purchase Price under the Election Period and all amounts contributed during the Election Period will be used as of such termination date to purchase Shares in accordance with the provisions of Paragraph 9 of this Plan or alternatively, at the sole discretion of the Committee, refunded in cash without interest or where required under the applicable Local Law with interest.

   The Committee may designate one or more Election Periods during each Plan Year during the term of this Plan. On the first day or the first Trading Day of each Election Period, as determined by the Committee, each Participant shall be granted a right to purchase Shares under the Plan. Each right granted hereunder shall expire at the end of the Election Period for which it was granted. In no event may a right granted hereunder be exercised later than the period of time specified in section 423(b)(7)(B) of the Code. Except as otherwise provided in Paragraph 9, a right to purchase Shares granted under the Plan shall be treated as exercised on the last Trading Day of each Election Period.

   (c) Changing Enrollment. The offering of Shares pursuant to rights granted under the Plan shall occur only during an Election Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Committee or the Employer will inform the Administrator of such fact.

   Once enrolled, a Participant shall continue to participate in the Plan for each successive Election Period(s) until he or she terminates his or her participation by revoking his or her payroll deduction authorization or by revoking his or her alternative contribution authorization or not contributing his or her alternative contributions or ceases to be an Eligible Employee.

   Once a Participant has elected to participate under the Plan, that Participant's payroll deduction authorization or alternative contribution authorization shall apply to all subsequent Election Periods unless and until the Participant ceases to be an Eligible Employee or the Participant changes or terminates said authorization.

   Unless otherwise required by the applicable Local Law if a Participant desires to change his or her rate of contribution during an Election Period such change shall be effective for the next Election Period and only if such change is made by the Participant giving notice to the Committee or the Employer in the manner established by the Committee.

   5. Term of Plan

   This Plan shall be in effect from September 1, 2001, and end after August 31, 2011.

   6. Number and Type of Shares to Be Made Available Under The Plan

   Subject to adjustment as provided in Paragraph 16 hereof, the total number of Shares made available for purchase by Participants granted rights which are exercised under Paragraph 9 hereof is, three hundred thousand (300,000) Shares, which may consist of authorized but unissued shares, treasury shares, or shares purchased by the Company in the open market. The provisions of Paragraph 9(d) shall control in the event the number of Shares covered by rights which are exercised for any Election Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Paragraph 17 hereof), or shall be terminated in accordance with Paragraph 17 hereof.

   7. Use of Funds

   All payroll deductions or alternative contributions received or held by an Employer under the Plan will be used to purchase Shares in accordance with the provisions of this Plan. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll deductions or alternative contributions made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants, unless otherwise required under the applicable Local Law. Administrative expenses of the Plan shall be allocated to each Participant's Plan Account unless the Employer pays such expenses. The Participant agrees to sign any and all appropriate documents to facilitate such allocation.

   8. Amount of Contribution; Method of Payment

   (a) Payroll Deduction or Alternative Contribution. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll deduction or alternative contribution. The payroll deduction or alternative contribution shall be in increments of one percent (1%). Unless otherwise authorized by the Committee, the minimum payroll deduction or alternative contribution permitted shall be an amount equal to two percent (2%) of a Participant's Compensation and the maximum payroll deduction or alternative contribution shall be an amount equal to fifteen percent (15%) of a Participant's Compensation. In any event, the total payroll deduction or alternative contribution permitted to be made by any Participant in any calendar year shall be limited to the sum of legal currency equivalent of U.S. $25,000 as specified under Section 423(b)(8)(C), or such other amount as
Section 423(b)(8)(C) of the Code, or any successor section, may hereafter allow. The actual percentage of Compensation to be deducted or contributed shall be specified by a Participant in his or her authorization to participate in the Plan. Unless otherwise authorized by the Committee, Participant may not deposit any separate cash payments into his/her Plan Account.

   Payroll deductions will commence with the first payroll issued during the Election Period and will, except as otherwise provided herein, continue with each payroll throughout the entire Election Period, except for pay periods for which such Participant receives no Compensation. A pay period which ends at such time that it is administratively impracticable to credit any payroll for such pay period to the then current Election Period will be credited in its entirety to the immediately subsequent Election Period. A pay period that overlaps Election Periods will be credited in its entirety to the Election Period in which it is paid. Alternative contributions will be made in accordance with the procedure established by the Committee.

   (b) Application of Withholding Rules. Payroll deductions or alternative contributions shall be retained by the Employer or other party, designated by the Committee or the Employer as the case may be, until applied to the purchase of Shares as described in Paragraph 9 hereof and the satisfaction of any related withholding obligations (including any employment tax obligations) under the applicable Local Law.

   At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer's tax withholding obligations (including any employment tax obligations), if any, which arise in any applicable jurisdiction upon the purchase or disposition of the Shares. Subject to the applicable Local Law and the Holding Period, if any, the Employer may instruct the Administrator to dispose or sell such number of

Shares (credited to the Participant's Plan Account) to raise the amount necessary, or may withhold from each Participant's Compensation the amount necessary, to enable the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant. Each Participant, as a condition of participating under the Plan, agrees to bear responsibility for all taxes required to be withheld in any applicable jurisdiction from his or her Compensation as well as the Participant's portion of applicable social security or similar such taxes, with respect to any Compensation arising on account of the purchase or disposition of Shares. The Employer may increase income and/or employment tax withholding on a Participant's Compensation after the purchase or disposition of Shares in order to comply with the applicable tax laws in any jurisdiction. The Participant agrees to sign any and all appropriate documents to facilitate payment of all applicable taxes by the Employer, including but not limited to withholding by the Employer from Participant's Compensation, or by the Employer instructing the Administrator to sell the required number of Shares.

   9. Purchasing, Transferring Shares

   (a) Maintenance of Plan Account. Upon the exercise of a Participant's initial right to purchase Shares under the Plan, the Administrator shall establish a Plan Account in the name of such Participant. At the close of each Election Period, the aggregate amount deducted during such Election Period by the Employer from a Participant's Compensation by way of payroll deduction or alternative contributions made to the Plan by the Participant (and credited to an account maintained by the Employer or other party) and interest, if any, payable under the applicable Local Law will be communicated by the Employer to the Administrator. The Company shall convert the said payroll deductions or alternative contributions into US dollars in accordance with the process and at the rate established by the Committee. The Administrator shall thereupon credit to the Participant's Plan Account such US dollars. As of the last day of each Election Period, or as soon thereafter as is administratively practicable, each Participant's right to purchase Shares will be exercised automatically for him or her by the Administrator with respect to those amounts reported to the Administrator by the Committee or Employer as credited to that Participant's Plan Account. On the date of exercise, the amount then credited to the Participant's Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be credited to the Participant's Plan Account by the Administrator the number of whole Shares which results. The Administrator shall hold in its name, or in the name of its nominee, all Shares so purchased by Participants under the Plan.

   (b) Share Price and Exchange Fluctuation Risk. Participation in the Plan, purchase, ownership and sale of Shares under the Plan, is subject to risk of fluctuation in Shares' price and currency exchange.

   (c) Insufficient Funds for Whole Shares. In the event that the amount credited to Participant's Plan Account is not exactly equal to the Purchase Price for a whole number of Shares, then any excess amount may be refunded to the Participant without interest or where required by the applicable Local Law with interest, or may be used to purchase Shares in the subsequent Election Periods, as determined by the Committee.

   (d) Insufficient Number of Available Shares. In the event the number of Shares covered by rights which are exercised for any Election Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be allocated by the Administrator among the Participants in proportion to the amount then credited to each Participant's Plan Account over the total amount then credited to all Participant's Plan Accounts. Any excess amounts withheld and credited to Participants' Plan Accounts then shall be returned to the Participants as soon as is administratively practicable without interest or where required by the applicable Local Law with interest.

   (e) Handling Excess Shares. In the event that the number of Shares which would be credited to any Participant's Plan Account in any Election Period exceeds the limit specified in Paragraph 2(l)(iii) hereof, such Participant's Plan Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable without interest or where required by the applicable Local Law with interest or used to purchase Shares in the subsequent Election Periods, as determined by the Committee.

   10. Dividends and Other Distributions

   (a) Subject to the applicable Local Law, cash dividends and other cash distributions and stock dividends and other non-cash distributions received by the Administrator on Shares held in custody hereunder will be credited to the Plan Account of an individual Participant in accordance with such Participant's interest in the Shares with respect to which such dividends or distributions are paid.

   (b) Cash dividends or cash distributions will be paid in cash to the Participant as soon as administratively possible, after receipt thereof by the Administrator.

   (c) Stock dividends and other non-cash distributions of property will be subject to the similar Holding Period, if any applicable to the Shares with respect to which the same is declared.

   (d) Tax Responsibilities. The Administrator shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account. Subjecting the stock dividends or other non-cash distributions to the Holding Period requirement will not relieve a Participant (or Eligible Employee with Plan Account) of any income or other tax that may be due on or with respect to such dividend or other non-cash distribution of property.

   11. Voting of Shares

   A Participant shall have no interest or voting rights in the Shares until such time as the Shares are credited to the Participant's Plan Account. Shares held for a Participant (or Eligible Employee) in his or her Plan Account will be voted in accordance with the Participant's (or the Eligible Employee's) express direction. In the absence of any such directions such Shares will not be voted.

   12. In-Service Distribution or Sale of Shares

   (a) Sale of Shares. Subject to the provisions of Paragraph 20 hereof, a Participant may, at any time after the later of the time (i) after the Shares have been purchased and allocated to the Participant's Plan Account in accordance with Section 9(a) hereof, or (ii) after the end of the Holding Period, if any, and without withdrawing from the Plan, by giving notice to the Administrator, direct the Administrator to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice, the Administrator shall, as soon as practicable after receipt of such notice, sell such Shares and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer or withholding taxes, and any other transaction fee, expense or cost) to the Participant.

   (b) In-Service Share Distributions. A Participant may, at any time after the later of the time (i) after the Shares have been purchased and allocated to the Participant's Plan Account in accordance with Section 9(a) hereof, or (ii) after the end of the Holding Period, if any, and without withdrawing from the Plan, request that a certificate for all or part of the whole number of Shares held in his or her Plan Account be sent to him or her as described in Paragraph 9(a) above. All such requests must be submitted in writing to the Administrator. The Administrator may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued.

   13. Cessation of Active Participation

   A Participant may during the Enrollment Period, by giving notice to the Committee or the Employer, in the manner established by the Committee, revoke his or her authorization for payroll deduction or alternative contribution for the Election Period to which such authorization relates. Unless otherwise required by the applicable Local Law, a Participant may not terminate his or her participation by revoking his or her authorization for payroll deduction or alternative contribution or not contributing his or her alternative contributions for the Election Period after such Election Period has commenced. If a Participant terminates his or her participation in the Plan during an Election Period, such termination shall be effective for the next Election Period, and only if such termination is made by the Participant by giving notice to the Committee or the Employer in the manner established by the Committee

   14. Termination of Employment or Cessation of Eligibility

   In the event that a Participant ceases to be employed by the Employer for any reason, including death, disability, retirement or voluntary or involuntary termination, or ceases to be an Eligible Employee, then the Participant's rights under the Plan shall terminate. Except as provided in Paragraph 15, below, the Company shall as soon as administratively possible, refund to the Participant without interest or where required by the applicable Local Law with interest the payroll deductions or alternative contributions made by the Participant during the Election Period in which such termination of employment or cessation of eligibility occurs.

   15. Assignment

   The payroll deductions, or alternative contributions or interest where payable under the applicable Local Law credited to a Participant's Plan Account, or any rights to purchase Shares under the Plan may not be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Committee may treat such act as an election to withdraw from the Plan. A Participant's right to purchase Shares under this Plan may be exercisable during the Participant's lifetime only by the Participant. A Participant's Plan Account shall be payable to the Participant's estate upon his or her death in accordance with the applicable laws of death, descent and distribution.

   16. Adjustment of and Changes in Shares

   If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares with respect to which a purchase right has been or may be granted under the Plan, or shall declare thereon any stock split or dividend payable in Shares, or shall alter the capital structure of the Shares or the Company in any similar manner, then the number and class of Shares held in the Plan and which may thereafter be subject to the Share purchase right granted under the Plan (in the aggregate and to any Participant) shall be adjusted accordingly, and in the case of each right outstanding at the time of any such action, the number and class of Shares which may thereafter be purchased pursuant to such right and the Purchase Price shall be adjusted accordingly, as necessary to preserve the rights of the holder(s) of such Shares and right(s).

   17. Amendment or Termination of the Plan

   The Committee shall have the right, at any time, to amend, modify or terminate the Plan without notice; provided, however, that no Participant's existing rights shall be adversely affected by any such amendment, modification or termination, except to comply with the applicable Local Law, stock exchange rules or accounting rules.

   Notwithstanding the foregoing, the Committee shall have the right to terminate the Plan with respect to all future payroll deductions or alternative contributions and related purchases at any time. Such termination of the Plan shall also terminate any current Election Period in accordance with Paragraph 4 of the Plan.

   18. Designation of Subsidiaries

   Subsidiaries may be added as Designated Subsidiaries by the Committee in its sole discretion from time to time.

   19. Operating Regulations

   The Committee may make regulations for the operation of the Plan that are not inconsistent with these rules to apply to Employees and Participants who are employed or resident outside of the United States of America (provided such regulations are not in violation of the applicable Local Law) including, but not limited to, regulations in respect of those matters set out at Paragraphs 2(c), 2(i), 2(l), 2(m), 2(p), 2(m), 4, 6, 7, 8, 10, 13, 14, 17 and 20 hereof.
Regulations shall be made by way of Addendum.

   20. Administration

   (a) Administration. The Plan shall be administered by the Committee. The Committee shall be responsible for the administration of all matters under the Plan which have not been delegated to the Administrator. The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended or repealed by the Committee.

   (b) Specific Responsibilities. The Committee's responsibilities shall include, but shall not be limited to:

      (i) interpreting the Plan (including issues relating to the definition and application of "Compensation");

      (ii) identifying and compiling a list of persons who are Eligible Employees for an Election Period;

      (iii) identifying those Eligible Employees not entitled to be granted rights or other rights for an Election Period on account of the limitations described in Paragraph 2(l)(iii) hereof;

      (iv) providing to Participants upon request Company financial statements which are publicly available;

      (v) delivering to the Participants stock certificates, subject to Holding Period, if any, representing the Shares purchased or credited to the Participant's Plan Account.

   The Committee may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Committee shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Committee shall be final and conclusive.

   21. Securities Law and Other Restrictions

   Notwithstanding any provision of the Plan to the contrary, no payroll deductions or alternative contributions shall take place and no Shares may be purchased or sold under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act and any other required action has been taken under any other applicable Local Law of the jurisdiction in which the Employer of the Employee is located or the Employee is employed or resides. Prior to the effectiveness of such registration statement, Shares subject to purchase under the Plan may be offered to Eligible Employees only pursuant to an exemption from the registration requirements of the Act and pursuant to any other action that is required under any applicable Local Law.

   22. No Independent Employees' Rights

   Nothing in the Plan shall be construed to be a contract of employment between an Employer or its parent or any Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee's employment at any time, in accordance with the applicable Local Law. Nothing in this Plan shall be construed as conferring any rights of a shareholder in any Employee or any other person until the Shares are credited to the Plan Account.

   23. Applicable Law

   (a) Section 423 of the Code. The Plan shall be construed, administered and governed having regard to Section 423 of the Code.

   (b) Other Applicable Law. Subject to Paragraph 23(a) hereof, the Plan shall be construed, administered and governed in all respects under the laws of the State of California.

   24. Merger or Consolidation

   Each outstanding purchase right will automatically be exercised immediately prior to the effective date of any Corporate Transaction (as defined below), by applying the accumulated payroll deductions or alternative contributions and interest where payable under the applicable Local Law, of each Participant for the Election Period in which such Corporate Transaction occurs to the purchase of whole Shares at the Purchase Price for such Election Period by treating the day immediately prior to the effective date of any Corporate Transaction as the last Trading Day of the Election Period, unless the Committee determines, in the exercise of its sole discretion, to establish an earlier date as the last Trading Day of the Election Period, or to provide that purchase rights shall be assumed by a successor entity that is a party to the Corporate Transaction or terminate the Plan as of the end of the Election Period immediately preceding the effective date of the Corporate Transaction and promptly refund to Participants all payroll deductions or alternative contributions and interest where payable under the applicable Local Law accumulated through such effective date. The applicable limitation on the number of whole Shares purchasable per Participant will continue to apply to any purchase made hereunder. With respect to Shares acquired prior to or in connection with a Corporate Transaction, each Participant will thereafter be entitled to receive as soon as practicable following the effective date of such Corporate Transaction the securities or property which a holder of Shares of the Company was entitled to receive in connection with such Corporate Transaction. For purposes of this Paragraph 24, "Corporate Transaction" shall mean, a transaction by which the Company is acquired by merger or sale of all or substantially all of the Company's assets or outstanding voting stock.

   I. Addenda

                                                                      EXHIBIT B

                       EXECUTIVE OFFICERS OF THE COMPANY

   The following table presents the names and ages of each Executive Officer of the Company, as well as their current position with the Company, and the year in which they first joined the Company.

                                                                              Year Joined
        Name             Age            Position with the Company            the Registrant
        ----             ---            -------------------------            --------------
Joseph J. Jacobs........ 85  Director and Chairman of the Board                   1947
Noel G. Watson.......... 65  President, Chief Executive Officer and Director      1965
Richard E. Beumer....... 63  Director and Vice Chairman of the Board              1999
Thomas R. Hammond....... 50  Executive Vice President, Operations                 1975
Craig L. Martin......... 52  Executive Vice President, Global Sales               1994
Richard J. Slater....... 55  Executive Vice President, Operations                 1980
Walter C. Barber........ 60  Group Vice President, Asia                           1999
Andrew E. Carlson....... 68  President, Jacobs Construction Services, Inc.        1990
Robert M. Clement....... 53  Group Vice President, International Operations       1990
Warren M. Dean.......... 57  Group Vice President, Facilities                     1994
Peter M. Evans.......... 56  Group Vice President, Central Region                 2001
Stephen K. Fritschle.... 58  Group Vice President, Field Services                 1989
Michael J. Higgins...... 57  Group Vice President, Civil                          1994
George A. Kunberger, Jr. 49  Group Vice President, Northern Region                1975
Gregory J. Landry....... 53  Group Vice President, Field Services                 1984
John McLachlan.......... 55  Group Vice President, International Operations       1974
Robert T. McWhinney..... 61  Group Vice President, Consulting Operations          2001
H. Gerard Schwartz, Jr.. 63  Group Vice President, Civil                          1999
Rogers F. Starr......... 58  President, Sverdrup Technology, Inc.                 1999
Philip J. Stassi........ 46  Group Vice President, Western Region                 1977
Allyn B. Taylor......... 53  Group Vice President, Southern Region                1993
James W. Thiesing....... 57  Group Vice President, Federal Operations             1992
William C. Markley, III. 56  Senior Vice President, General Counsel               1981
                               and Secretary
Michael P. Miller....... 41  Senior Vice President, Information Technology        2001
John W. Prosser, Jr..... 56  Senior Vice President, Finance and                   1974
                               Administration and Treasurer
Laurence R. Sadoff...... 54  Senior Vice President, Quality and Safety            1993
Nazim G. Thawerbhoy..... 54  Senior Vice President and Controller                 1979

   All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors and, with the exception of Messrs. Beumer, Barber, Evans, Schwartz, Starr, McWhinney and Miller, have served in executive and senior management capacities with the Company for more than five years.

   Prior to joining the Company in 1999, Messrs. Beumer, Schwartz and Starr were part of the senior management of Sverdrup Corporation, or one of its subsidiaries, for more than five years. Prior to joining the Company in 1999, Mr. Barber served as President and Chief Executive Officer ("CEO") of GTI, INC. (an environmental services firm) for more than five years. Prior to joining the Company in 2001, Mr. Evans served as President of Stone & Webster Engineers & Constructors, Inc. from February 1999 to May 2000; as Executive Vice President of Kellogg Brown & Root from October 1998 to February 1999; and as President and Chief Operating Officer of MW Kellogg from October 1996 to October 1998. Prior to joining the Company in 2001, Mr. McWhinney served as President and CEO of Stone & Webster Management Consultants, Inc. from February 1997 to December 2000, and as Senior Vice President of International Resources Group, Ltd. from September 1995 to September 1996. In June 2000, Stone & Webster, Inc. filed a voluntary petition for reorganization under

Chapter 11 of the U.S. Bankruptcy Code. Mr. Miller served as Senior Vice President of Technology for Precision Response Corporation, a division of USA Networks, from April 1999 until he joined the Company in 2001. He served as Chief Technology Officer for Aegis Communications Group, Inc. from July 1997 to March 1999, and as Chief Information Officer for Softbank Exposition and Conference Company from August 1995 to March 1997.

                                                                      EXHIBIT C
                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                      WITH REPORT OF INDEPENDENT AUDITORS

                              September 30, 2001

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                              SELECTED HIGHLIGHTS

             For the Years Ended September 30, 2001, 2000 and 1999 (Dollars in thousands, except per share information)

                                       2001        2000        1999
                                    ----------  ----------  ----------
Revenues........................... $3,956,993  $3,418,942  $2,875,007
Net earnings.......................     87,760      50,981      65,445
                                    ----------  ----------  ----------
Per share information:
   Basic EPS....................... $     3.30  $     1.95  $     2.54
   Diluted EPS.....................       3.22        1.93        2.47
   Net book value..................      21.72       18.72       16.95
   Closing year-end stock price....      62.40     40.3125       32.50
                                    ----------  ----------  ----------
Total assets....................... $1,557,040  $1,384,376  $1,220,186
Stockholders' equity...............    591,801     495,543     448,717
Return on average equity...........      16.14%      10.80%      15.96%
Stockholders of record.............      1,036       1,115       1,208
                                    ----------  ----------  ----------
Backlog:
   Technical professional services. $2,689,300  $2,375,300  $1,760,000
   Total...........................  5,912,500   5,430,100   4,448,200
                                    ----------  ----------  ----------
Permanent staff....................     20,628      18,812      15,900
                                    ==========  ==========  ==========

   Net earnings for fiscal 2000 includes an after-tax charge of $23.7 million, or $0.89 per diluted share, relating to the settlement of certain litigation.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                       For the Years Ended September 30
                 (In thousands, except per share information)

                                      2001        2000        1999        1998        1997
                                   ----------  ----------  ----------  ----------  ----------
Results of Operations:
   Revenues....................... $3,956,993  $3,418,942  $2,875,007  $2,101,145  $1,780,616
   Net earnings...................     87,760      50,981      65,445      54,385      46,895
                                   ----------  ----------  ----------  ----------  ----------
Financial Position:
   Current ratio..................  1.35 to 1   1.24 to 1   1.25 to 1   1.54 to 1   1.56 to 1
   Working capital................ $  245,500  $  167,160  $  144,638  $  197,659  $  178,203
   Current assets.................    946,159     851,023     729,620     566,007     497,361
   Total assets...................  1,557,040   1,384,376   1,220,186     807,489     737,643
   Long-term debt.................    164,308     146,820     135,371      26,221      54,095
   Stockholders' equity...........    591,801     495,543     448,717     371,405     324,308
   Return on average equity.......      16.14%      10.80%      15.96%      15.63%      15.43%
   Backlog:
       Technical professional
         services................. $2,689,300  $2,375,300  $1,760,000  $1,004,500  $  912,057
       Total......................  5,912,500   5,430,100   4,448,200   3,329,500   3,050,000
                                   ----------  ----------  ----------  ----------  ----------
Per share information:
   Basic EPS...................... $     3.30  $     1.95  $     2.54  $     2.12  $     1.82
   Diluted EPS....................       3.22        1.93        2.47        2.08        1.80
   Stockholders' equity...........      21.72       18.72       16.95       14.23       12.48
                                   ----------  ----------  ----------  ----------  ----------
Average Number of Common and
  Common Stock Equivalents
  Outstanding (Diluted)...........     27,248      26,473      26,478      26,096      25,989
                                   ----------  ----------  ----------  ----------  ----------

   Net earnings for fiscal 2000 includes an after-tax charge of $23.7 million, or $0.89 per diluted share, relating to the settlement of certain litigation.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA

                       For the Years Ended September 30
                 (In thousands, except per share information)

                                      1996        1995        1994        1993        1992
                                   ----------  ----------  ----------  ----------  ----------
Results of Operations:
   Revenues....................... $1,798,970  $1,723,057  $1,165,754  $1,142,926  $1,106,427
   Net earnings...................     40,360      32,242      18,767      28,670      26,605
                                   ----------  ----------  ----------  ----------  ----------
Financial Position:
   Current ratio..................  1.68 to 1   1.44 to 1   1.41 to 1   1.61 to 1   1.56 to 1
   Working capital................ $  155,569  $  113,339  $  106,058  $  100,688  $   92,706
   Current assets.................    383,644     368,614     367,485     264,949     258,206
   Total assets...................    572,505     533,947     504,364     351,020     316,731
   Long-term debt.................     36,300      17,799      25,000          --          --
   Stockholders' equity...........    283,387     238,761     200,433     173,797     139,813
   Return on average equity.......      15.46%      14.68%      10.03%      18.28%      21.56%
   Backlog:
       Technical professional
         services................. $  845,300  $  828,400  $  793,060  $  736,600  $  647,100
       Total......................  2,750,200   2,625,000   2,500,000   1,858,600   1,760,000
                                   ----------  ----------  ----------  ----------  ----------
Per share Information:
   Basic EPS...................... $     1.58  $     1.28  $     0.75  $     1.17  $     1.14
   Diluted EPS....................       1.56        1.27        0.75        1.15        1.11
   Stockholders' equity...........      10.93        9.41        7.96        6.96        5.81
                                   ----------  ----------  ----------  ----------  ----------
Average Number of Common and
  Common Stock Equivalents
  Outstanding (Diluted)...........     25,921      25,384      25,173      24,964      24,070
                                   ----------  ----------  ----------  ----------  ----------

   Net earnings for fiscal 1994 included special charges totaling $10.2 million, or $0.40 per diluted share.

   Net earnings for fiscal 1992 included a net gain of $2.1 million, or $0.09 per diluted share, from the sale of 40% of the Company's holdings of the common stock of Genetics Institute, Inc.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

   The following table sets forth the Company's revenues by type of service for each year ended September 30 (in thousands):

                                              2001       2000       1999
                                           ---------- ---------- ----------
Project Services.......................... $2,340,304 $1,809,309 $1,318,027
Construction..............................    977,627    969,792    994,479
Operations and Maintenance................    505,423    521,609    474,511
Process, Scientific and Systems Consulting    133,639    118,232     87,990
                                           ---------- ---------- ----------
                                           $3,956,993 $3,418,942 $2,875,007
                                           ========== ========== ==========

   The Company focuses its services on certain industry groups and markets, which the Company believes has sufficient common needs to permit cross-utilization of its resources. The following table sets forth the Company's revenues by these industry groups and markets for each year ended September 30 (in thousands):

                                     2001       2000       1999
                                  ---------- ---------- ----------
Federal Programs................. $  732,362 $  614,048 $  481,302
Pharmaceuticals and Biotechnology    715,407    481,947    373,520
Chemicals and Polymers...........    653,573    693,034    796,501
Buildings........................    457,488    539,691    454,589
Oil & Gas, and Refining..........    451,103    280,942    243,311
Technology and Manufacturing.....    332,995    213,557    173,023
Infrastructure...................    246,420    238,278    218,828
Pulp and Paper...................    182,456    254,861     99,189
Other............................    185,189    102,584     34,744
                                  ---------- ---------- ----------
                                  $3,956,993 $3,418,942 $2,875,007
                                  ========== ========== ==========

   "Other" includes projects for clients operating in a number of industries, including food and beverage, and basic resources (such as mining, minerals and fertilizers).

  2001 Compared to 2000

   On May 3, 2001, the Company completed the purchase of substantially all of the international engineering and construction management business of LawGibb Group Inc. (the "GIBB" businesses). The total purchase price of $34.5 million in cash was financed with a combination of internal funds and borrowings made under the Company's $230.0 million revolving credit facility. The GIBB transaction was accounted for as a purchase. Accordingly, the Company's consolidated results of operations for fiscal 2001 include the results of GIBB's operations since the date of acquisition. The purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill, net of related tax benefits, of approximately $31.3 million. The Company's consolidated results of operations for fiscal 2001 were not significantly impacted by GIBB's operations. The Company's consolidated revenues of $4.0 billion for fiscal 2001 include $46.1 million of revenues from GIBB's operations since the acquisition date.

   On February 23, 2001, the Company finalized the second phase of the two-part transaction to acquire the engineering and contracting business of Stork N.V., the Netherlands ("Stork"). The first phase was completed in February 2000. The second phase of the transaction was accounted for as a purchase. Accordingly, the Company's consolidated results of operations for fiscal 2001 include the operating results of the second phase of Stork since the date of acquisition. The purchase price for the second phase of Stork has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill, net of related tax benefits, of approximately $29.9 million. The Company's consolidated results of operations for both fiscal 2001 and 2000 were not significantly impacted by Stork's operations. The Company's consolidated revenues of $4.0 billion for fiscal 2001 include $36.4 million of revenues from Stock Phase II operations since the acquisition date.

   The Company recorded net earnings of $87.8 million, or $3.22 per diluted share for the fiscal year ended September 30, 2001, compared to net earnings of $51.0 million, or $1.93 per diluted share for fiscal 2000.

   Net earnings for the prior year included a first quarter pre-tax provision for litigation settlement of $38.0 million ($23.7 million after-tax). Excluding the after-tax impact of this special litigation charge, the Company's operations during fiscal 2000 resulted in pro forma net earnings of $74.7 million, or $2.82 per diluted share.

   Total revenues for fiscal 2001 increased by $538.1 million, or 15.7%, to $4.0 billion, compared to $3.4 billion for fiscal 2000. The Stork Phase II and GIBB transactions contributed approximately $80.8 million of revenues during fiscal 2001.

   Revenues from project services activities, which include design, engineering and agency construction management services, increased by $531.0 million, or 29.3%, to $2.3 billion during fiscal 2001, compared to $1.8 billion for fiscal 2000.

   Revenues from construction services of $977.6 million in fiscal 2001 were consistent with revenue levels during fiscal 2000 and 1999 of $969.8 million and $994.5 million, respectively.

   Revenues from operations and maintenance ("O&M") activities decreased by $16.2 million, or 3.1%, to $505.4 million during fiscal 2001, compared to $521.6 million during fiscal 2000.

   Revenues from process, scientific and systems consulting services increased by $15.4 million, or 13.0%, to $133.6 million during fiscal 2001, compared to $118.2 million last year.

   As a percentage of revenues, direct costs of contracts were 87.2% for fiscal 2001 as compared to 87.3% for fiscal 2000. The percentage relationship between direct costs of contracts and revenues generally fluctuate between reporting periods depending on a variety of factors including the mix of business during the reporting periods being compared, as well as the level of margins earned from the various types of services provided by the Company.

   Selling, general and administrative ("SG&A") expenses for fiscal 2001 increased by $49.7 million, or 16.0%, to $360.8 million, compared to $311.1 million for fiscal 2000. Approximately $19.9 million, or 40% of the increase in SG&A expenses was attributable to the Stork Phase II and GIBB operations. However, as a percentage of revenues, SG&A expenses for fiscal 2001 remained at the prior fiscal year level of 9.1%, reflecting the Company's continuing efforts to control costs.

   During fiscal 2001, the Company's operating profit (defined as revenues, less direct costs of contracts and SG&A expenses) increased by $19.2 million, or 15.4%, to $143.9 million, compared to

$124.6 million last year. The increase in the Company's operating profit for fiscal 2001 as compared to last year was due primarily to significant increases in business volume while keeping direct costs of contracts and SG&A expenses as a percentage of revenues at approximately the same levels as last year's.

   During fiscal 2001, interest expense increased minimally by 2.5%, or $0.3 million, to $11.7 million, compared to $11.4 million in fiscal 2000, due to additional borrowings from the Company's $230.0 million revolving credit facility at lower interest rates. At September 30, 2001 and 2000, outstanding borrowings under this facility were $164.3 million at 4.10% and $138.9 million at 8.20%, respectively. During fiscal 2001, the Company borrowed $162.4 million from the same facility, primarily to partially finance the GIBB acquisition for approximately $20.3 million, to fund $9.5 million of stock repurchases as discussed below, and the balance to cover working capital requirements.

   The Company recorded income tax expense of $50.4 million and $30.3 million in fiscal 2001 and 2000, respectively. The Company's overall effective tax rate was 36.5% for fiscal 2001, compared to an effective tax rate of 37.3% for fiscal 2000.

  2000 Compared to 1999

   On February 16, 2000, the Company completed the first phase of the two-part transaction to acquire the engineering and contracting business of Stork for a total purchase price of EUR 25.0 million (approximately $24.2 million). The first phase of the Stork transaction was accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation resulted in goodwill, net of related tax benefits, of approximately $29.0 million. The Company's consolidated results of operations for fiscal 2000 include the results of Stork's operations since the acquisition date. The effect of Stork on the Company's consolidated results of operations for fiscal 2000 was not material. The Company's consolidated revenues of $3.4 billion for fiscal 2000 include $87.2 million of revenues from Stork's operations since the acquisition date.

   In January 1999, the Company completed its merger with Sverdrup Corporation ("Sverdrup"). Accordingly, Sverdrup's results of operations are included in the Company's consolidated results of operations for all of fiscal 2000, compared to only the second, third and fourth quarters of fiscal 1999.

   The Company recorded net earnings of $51.0 million, or $1.93 per diluted share, for fiscal 2000, compared to net earnings of $65.4 million, or $2.47 per diluted share for fiscal 1999.

   As discussed above, net earnings for fiscal 2000 included a first quarter pre-tax provision for litigation settlement of $38.0 million ($23.7 million after-tax). This special, one-time pre-tax charge, which consisted of the settlement amount of $35.0 million and related litigation costs of $3.0 million, resulted from an agreement with the United States Department of Justice to settle a previously disclosed whistleblower suit. The suit alleged that the Company improperly charged the U.S. government for lease costs associated with its former headquarters building, which the Company sold and leased back in 1982, and then permanently vacated in 1997. The Company denied the government's allegations in the suit but agreed to the settlement to avoid the costs and risks of further litigation. The settlement was paid in March 2000 and has no continuing impact on the Company's operating results.

   Total revenues for fiscal 2000 increased by $543.9 million, or 18.9%, to $3.4 billion, compared to $2.9 billion for fiscal 1999. This increase reflects the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999. Excluding the impact of Sverdrup's operations on the Company's revenues during the first quarter of fiscal 2000, total revenues increased by $320.7 million, or 11.2% on a year-to-date basis.

   Revenues from project services activities increased by $491.3 million, or 37.3%, to $1.8 billion during fiscal 2000, compared to $1.3 billion for fiscal 1999. Excluding the impact of Sverdrup's operations on the Company's revenues during the first quarter of fiscal 2000, revenues from project services activities increased by $345.0 million, or 26.2% on a year-to-date basis.

   Revenues from construction services of $969.8 million in fiscal 2000 were consistent with the fiscal 1999 revenue level of $994.5 million.

   Revenues from O&M activities increased by $47.1 million, or 9.9%, to $521.6 million during fiscal 2000, compared to $474.5 million for fiscal 1999. The increase of $47.1 million in O&M revenues in fiscal 2000 was due to the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999.

   Revenues from process, scientific and systems consulting services increased by $30.2 million, or 34.4%, to $118.2 million during fiscal 2000, compared to $88.0 million for fiscal 1999. Approximately $24.4 million, or 81% of the increase in revenues during fiscal 2000 was due to the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999. Prior to the merger with Sverdrup, the Company's revenues from process, scientific and systems consulting service activities were minimal.

   As a percentage of revenues, direct costs of contracts was 87.3% for the fiscal year ended September 30, 2000, compared to 86.2% for fiscal 1999. The movement in this percentage relationship was due primarily to proportionately lower margins earned on the Company's new volume of business during fiscal 2000 as compared to fiscal 1999.

   SG&A expenses for fiscal 2000 increased by $22.0 million, or 7.6%, to $311.1 million, compared to $289.0 million in fiscal 1999. The increase of $22.0 million during fiscal 2000 was due to the inclusion of Sverdrup's operations for the entire fiscal 2000 as compared to only the second, third and fourth quarters of fiscal 1999. As a percentage of revenues, however, SG&A expenses for fiscal 2000 decreased to 9.1%, compared to 10.1% last year, reflecting the Company's continuing efforts to control costs.

   During fiscal 2000, the Company's operating profit increased by $16.3 million, or 15.1%, to $124.6 million, compared to $108.3 million during fiscal 1999. The increase in the Company's operating profit for fiscal 2000 as compared to last year was due primarily to significant increases in business volume and reduced SG&A expenses as a percentage of revenues.

   During fiscal 2000, interest expense increased by 30.3%, or $2.7 million, to $11.4 million, compared to interest expense of $8.8 million last year. The increase in interest expense in fiscal 2000 as compared to fiscal 1999 was due to additional borrowings from the Company's $230.0 million revolving credit facility at higher interest rates compared to fiscal 1999. At September 30, 2000, outstanding borrowings under this facility were $138.9 million. During fiscal 2000, the Company borrowed $103.9 million from the same facility, primarily to pay the $35.0 million litigation settlement, to partially finance the first phase of the Stork acquisition for approximately $14.8 million, to fund $13.7 million of stock repurchases as discussed below, and the balance to cover working capital requirements.

   The Company recorded $2.2 million of net miscellaneous income during fiscal 2000, compared to net miscellaneous income of $2.0 million for fiscal 1999. Included in net miscellaneous income in fiscal 2000 were one-time charges totaling $4.6 million relating to a terminated retirement plan and impairment of a non-operating investment. Offsetting these one-time charges was approximately $5.2 million representing the break-up fee and expense reimbursement amount received from Stone &

Webster, Inc., net of associated costs and expenses. The fee and expense reimbursement was received as a result of the termination of an asset purchase agreement between the Company and Stone & Webster, Inc.

   The Company recorded income tax expense of $30.3 million and $39.1 million in fiscal 2000 and 1999, respectively. The Company's overall effective tax rate was 37.3% for fiscal 2000, compared to an effective tax rate of 37.4% for fiscal 1999.

Backlog

   Backlog represents the total dollar amount of revenues the Company expects to record in the future as a result of performing work under contracts that have been awarded to it. The Company's policy with respect to O&M contracts, however, is to include in backlog the amount of revenues it expects to receive for one succeeding year, regardless of the remaining life of the contract. For federal programs (other than federal O&M contracts), the Company's policy is to include in backlog the full contract award, whether funded or unfunded, and exclude option periods.

   In accordance with industry practice, substantially all of the Company's contracts are subject to cancellation or termination at the option of the client. However, the Company has not experienced cancellations that have had a material effect on the reported backlog amounts. In a situation where a client terminates a contract, the Company would ordinarily be entitled to receive payment for work performed up to the date of termination and, in certain instances, may be entitled to allowable termination and cancellation costs. While management uses all information available to it to determine backlog, the Company's backlog at any given time is subject to changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein.

   The following table summarizes the Company's total backlog at September 30, 2001, 2000 and 1999 (in millions):

                                  2001     2000     1999
                                -------- -------- --------
Technical professional services $2,689.3 $2,375.3 $1,760.0
Total..........................  5,912.5  5,430.1  4,448.2
                                -------- -------- --------

   Total backlog at September 30, 2001 included approximately $1.9 billion, or 32.4% of total backlog, relating to work to be performed either directly or indirectly for the U.S. federal government and its agencies. This compares to approximately $1.4 billion and $1.5 billion of U.S. federal backlog at September 30, 2000 and 1999, respectively. Most of these federal contracts extend beyond one year. In general, these contracts must be funded annually (i.e., the amounts to be spent under the contract must be appropriated by Congress to the procuring agency, and then the agency must allot these sums to the specific contracts).

   The Company's backlog for fiscal 2001 increased by $482.4 million, or 8.9%, to $5.9 billion, compared to fiscal 2000, and increased in fiscal 2000 by $981.9 million, or 22.1%, to $5.4 billion, compared to fiscal 1999. The increase in fiscal 2001 as compared to fiscal 2000 was attributable primarily to new awards in the defense and aerospace, and exploration, production and refining areas of the Company's business, and the impact of the acquisitions of Stork and GIBB. The increase in fiscal 2000 as compared to fiscal 1999 was attributable primarily to new awards in the semiconductor, pharmaceuticals and biotechnology, and infrastructure areas of the Company's business.

   The Company estimates that approximately $2.5 billion, or 42.8% of total backlog at September 30, 2001 will be realized as revenues within the next fiscal year.

Effects of Inflation

   During fiscal 2001 and 2000, approximately 81% and 77%, respectively, of the Company's consolidated revenues were realized from cost-reimbursable type contracts. Because a significant portion of the Company's revenues continues to be earned under cost-reimbursable type contracts, the effects of inflation on the Company's financial condition and results of operations have been generally low. However, as the Company expands its business into markets and geographic areas where fixed-price and lump-sum work may be more prevalent, inflation may begin to have a larger impact on the Company's results of operations. To the extent permitted by competition, the Company intends to continue to emphasize contracts which are either cost-reimbursable or negotiated fixed-price. For contracts the Company accepts with fixed-price or lump-sum terms, the Company monitors closely the actual costs on the project as they compare to the budget estimates. On these projects, the Company also attempts to secure fixed-price commitments from key subcontractors and vendors. However, due to the competitive nature of the Company's business, combined with the fluctuating demands and prices associated with personnel, equipment and materials the Company traditionally needs in order to perform on its contracts, there can be no guarantee that inflation will not effect the Company's results of operations in the future.

Liquidity and Capital Resources

   During fiscal 2001, the Company's cash and cash equivalents decreased by $16.6 million, to $49.3 million. This compares to a net increase of $12.4 million, to $65.8 million during fiscal 2000, and to a net decrease of $47.8 million, to $53.5 million, during fiscal 1999. During fiscal 2001, the Company experienced net cash outflows from investing activities and the effect on cash of exchange rate changes, of $63.6 million and $0.2 million, respectively, offset in part by net cash inflows from financing and operating activities of $32.2 million and $15.1 million, respectively.

   Operations resulted in net cash inflows of $15.1 million during fiscal 2001. This compares to a net contribution of $81.3 million and $83.5 million during fiscal 2000 and 1999, respectively. The $66.2 million decrease in cash provided by operations in fiscal 2001 as compared to fiscal 2000 was due primarily to a net increase in outflows of $91.4 million relating to the timing of cash receipts and payments within the Company's working capital accounts, and the effects of deferred income taxes, and depreciation and amortization of property, equipment and improvements of $10.3 million and $1.8 million, respectively. These outflows were partially offset by an increase of $36.8 million in net earnings.

   The Company's investing activities resulted in net cash outflows of $63.6 million during fiscal 2001. This compares to net cash outflows of $106.7 million and $220.6 million during fiscal 2000 and 1999, respectively. The net decrease of $43.1 million in cash used for investing activities in fiscal 2001 as compared to fiscal 2000 was due primarily to decreases in other noncurrent assets, net additions to property and equipment, and purchases of investments of $26.9 million, $14.1 million and $3.6 million, respectively. These were partially offset by a $1.3 million increase in cash used for acquisitions of businesses.

   The Company's financing activities resulted in net cash inflows of $32.2 million during fiscal 2001. This compares to net cash inflows of $42.8 million and $92.6 million during fiscal 2000 and 1999, respectively. The $10.7 million net decrease in cash provided by financing activities in fiscal 2001 compared to fiscal 2000 was due primarily to increases in the repayments of long-term and short-term borrowings of $67.3 million and $9.4 million, respectively. These outflows were partially offset by an increase of $58.5 million in proceeds from long-term borrowings, and a decrease of $4.2 million in purchases of common stock for treasury. During fiscal 2001, the Company borrowed $162.4 million from its $230.0 million revolving credit facility, primarily to partially finance the GIBB acquisition for approximately $20.3 million, to fund $9.5 million of stock repurchases as discussed below, and the balance to cover working capital requirements. During fiscal 2000, the Company borrowed $103.9 million from the same facility, primarily to pay the $35.0 million litigation settlement, to partially finance the first phase of the Stork acquisition for approximately $14.8 million, to fund $13.7 million of stock repurchases, and the balance to cover working capital requirements.

   The Company believes it has adequate capital resources to fund its operations in fiscal 2002 and beyond. The Company's consolidated working capital position was $245.5 million at September 30, 2001 compared to $167.2 million at September 30, 2000. As discussed earlier, the Company has a long-term $230.0 million revolving credit facility against which $164.3 million was outstanding at September 30, 2001 in the form of direct borrowings. At September 30, 2001, the Company had $50.8 million available through committed short-term credit facilities, of which $29.5 million was outstanding at that date in the form of direct borrowings and letters of credit.

   Under its stock repurchase program, the Company is authorized to buy-back up to 3.0 million shares of its common stock in the open market. Repurchases of common stock will be financed from existing credit facilities and available cash balances. The Company has repurchased a total of 1,835,700 shares of its common stock at a total cost of $57.1 million since the program's inception in July 1996. During fiscal 2001, the Company repurchased 178,600 shares of its common stock at a total cost of $9.5 million, all of which were subsequently reissued for the Company's employee stock purchase and stock option plans.

   The Company has filed a protective claim with the Internal Revenue Service. The nature of the claim involves monies the Company believes it is due from the government relating to the research and development tax credit for fiscal years 1991 through 1998. Although the Company has been working on quantifying the amount of the credit, the final tax refund amount has not yet been determined. Based on a preliminary review of the information available, the ultimate refund amount may have a significant and positive effect on the Company's overall liquidity.

Acquisition

   On October 31, 2001, the Company finalized the acquisition of McDermott Engineers & Constructors (Canada) Limited (including Delta Catalytic and Delta Hudson Engineering) (collectively "Delta"). Delta provides engineering, construction, and maintenance services to various industries including upstream oil and gas, petroleum refining, petrochemicals, and chemicals. Delta has approximately 3,500 employees conducting operations located primarily in Canada and the United Kingdom. The total purchase price of $47.5 million in cash was financed with a new, short-term, $50.0 million 180-day bilateral credit facility. The Delta transaction was accounted for as a purchase. Accordingly, Delta's operations will be included in the Company's results of operations for fiscal 2002 from the date of acquisition. The purchase price will be allocated to the assets and liabilities acquired based on their estimated fair values.

Current Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141--Business Combinations ("SFAS 141"), and No. 142--Goodwill and Other Intangible Assets ("SFAS 142").

   SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The pooling-of-interests method of accounting is no longer permitted. SFAS 141 also provides guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.

   SFAS 142 no longer permits amortization of goodwill (including existing goodwill prior to the date of adoption of SFAS 142) and intangible assets deemed to have indefinite lives. Instead, these assets must be tested for impairment using a fair value approach in accordance with SFAS 142.

   The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2002. The Company is currently in the process of quantifying the impact of the new standards. However, the Company anticipates that all amortization of goodwill as a charge to earnings will be eliminated. During fiscal 2002, the Company will also perform the first of the required impairment tests of goodwill.

Forward-Looking Statements

   Statements included in this Management's Discussion and Analysis that are not based on historical facts are "forward-looking statements", as that term is discussed in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current estimates, expectations and projections about the issues discussed, the industries in which the Company's clients operate and the services the Company provides. By their nature, such forward-looking statements involve risks and uncertainties. The Company has tried, wherever possible, to identify such statements by using words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance in connection with any discussion of future operating or financial performance. The Company cautions the reader that a variety of factors could cause business conditions and results to differ materially from what is contained in its forward-looking statements including the following:

 . increase in competition by foreign and domestic competitors;

 . availability of qualified engineers and other professional staff needed to execute contracts;

 . the timing of new awards and the funding of such awards;

 . the ability of the Company to meet performance or schedule guarantees:

 . cost overruns on fixed, maximum or unit priced contracts;

 . the outcome of pending and future litigation and governmental proceedings;

 . the cyclical nature of the individual markets in which the Company's customers operate;

 . the successful closing and/or subsequent integration of any merger or acquisition transaction; and,

 . the amount of any continent consideration the Company may be required to pay in the future in connection with the Sverdrup merger (including the availability of financing that may be required).

   The preceding list is not all-inclusive, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this Management's Discussion and Analysis should also read the Company's most recent Annual Report on Form 10-K for a further description of the Company's business, legal proceedings and other information that describes factors that could cause actual results to differ from such forward-looking statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          September 30, 2001 and 2000
                   (In thousands, except share information)

                                                                            2001        2000
                                                                         ----------  ----------
ASSETS
Current Assets:
   Cash and cash equivalents............................................ $   49,263  $   65,848
   Receivables..........................................................    817,160     710,979
   Deferred income taxes................................................     64,651      61,968
   Prepaid expenses and other...........................................     15,085      12,228
                                                                         ----------  ----------
          Total current assets..........................................    946,159     851,023
                                                                         ----------  ----------
Property, Equipment and Improvements, Net...............................    149,979     150,491
                                                                         ----------  ----------
Other Noncurrent Assets:
   Goodwill, net........................................................    317,664     269,043
   Other................................................................    143,238     113,819
                                                                         ----------  ----------
          Total other noncurrent assets.................................    460,902     382,862
                                                                         ----------  ----------
                                                                         $1,557,040  $1,384,376
                                                                         ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Notes payable........................................................ $   19,688  $   18,460
   Accounts payable.....................................................    197,712     224,063
   Accrued liabilities..................................................    295,763     274,991
   Billings in excess of costs..........................................    163,833     145,708
   Income taxes payable.................................................     23,663      20,641
                                                                         ----------  ----------
          Total current liabilities.....................................    700,659     683,863
                                                                         ----------  ----------
Long-term Debt..........................................................    164,308     146,820
                                                                         ----------  ----------
Other Deferred Liabilities..............................................     95,174      52,946
                                                                         ----------  ----------
Minority Interests......................................................      5,098       5,204
                                                                         ----------  ----------
Commitments and Contingencies
Stockholders' Equity:
   Capital stock:
       Preferred stock, $1 par value, authorized--1,000,000 shares,
         issued and outstanding--none...................................         --          --
       Common stock, $1 par value, authorized--100,000,000 shares;
         issued and outstanding--26,872,358 and 26,386,238 shares,
         respectively...................................................     26,872      26,386
   Additional paid-in capital...........................................    105,612      79,352
   Retained earnings....................................................    472,010     400,791
   Accumulated other comprehensive loss.................................    (10,620)    (10,515)
                                                                         ----------  ----------
                                                                            593,874     496,014
   Unearned compensation................................................     (2,073)       (471)
                                                                         ----------  ----------
          Total stockholders' equity....................................    591,801     495,543
                                                                         ----------  ----------
                                                                         $1,557,040  $1,384,376
                                                                         ==========  ==========

       See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

             For the Years Ended September 30, 2001, 2000 and 1999
                 (In thousands, except per share information)

                                                    2001         2000         1999
                                                 -----------  -----------  -----------
Revenues........................................ $ 3,956,993  $ 3,418,942  $ 2,875,007

Costs and Expenses:
   Direct costs of contracts....................  (3,452,320)  (2,983,247)  (2,477,678)
   Selling, general and administrative expenses.    (360,821)    (311,082)    (289,034)
                                                 -----------  -----------  -----------
Operating Profit................................     143,852      124,613      108,295

Other (Expense) Income:
   Interest income..............................       3,718        3,961        3,031
   Interest expense.............................     (11,705)     (11,420)      (8,767)
   Miscellaneous income.........................       2,341        2,168        1,963
   Provision for litigation settlement..........          --      (38,000)          --
                                                 -----------  -----------  -----------
       Total other expense......................      (5,646)     (43,291)      (3,773)
                                                 -----------  -----------  -----------
Earnings Before Taxes...........................     138,206       81,322      104,522

Income Tax Expense..............................     (50,446)     (30,341)     (39,077)
                                                 -----------  -----------  -----------
Net Earnings.................................... $    87,760  $    50,981  $    65,445
                                                 ===========  ===========  ===========
Net Earnings Per Share:
   Basic........................................ $      3.30  $      1.95  $      2.54
   Diluted...................................... $      3.22  $      1.93  $      2.47
                                                 ===========  ===========  ===========


       See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

             For the Years Ended September 30, 2001, 2000 and 1999
                                (In thousands)

                                                                          2001     2000     1999
                                                                         -------  -------  -------
Net Earnings............................................................ $87,760  $50,981  $65,445
                                                                         -------  -------  -------
Other Comprehensive Income (Loss):
   Unrealized holding gains on securities...............................   2,395    3,556    4,118
   Less: reclassification adjustment for gains realized in net earnings.  (2,083)  (1,455)    (648)
                                                                         -------  -------  -------
   Unrealized gains on securities, net of reclassification adjustment...     312    2,101    3,470
   Foreign currency translation adjustments.............................    (324)  (8,236)  (3,946)
                                                                         -------  -------  -------
Other Comprehensive Loss Before Income Taxes............................     (12)  (6,135)    (476)
Income Tax Expense Relating to Other Comprehensive Income...............     (93)    (785)  (1,319)
                                                                         -------  -------  -------
Other Comprehensive Loss................................................    (105)  (6,920)  (1,795)
                                                                         -------  -------  -------
Total Comprehensive Income.............................................. $87,655  $44,061  $63,650
                                                                         =======  =======  =======




       See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

             For the Years Ended September 30, 2001, 2000 and 1999
                                (In thousands)

                                                               2001      2000      1999
                                                             --------  --------  --------
Common Stock:
   Balance at the beginning of the year..................... $ 26,386  $ 26,143  $ 25,867
   Issuances under stock plans, net.........................      625       440       399
   Repurchases under stock plans............................     (187)     (197)     (131)
   Issuances of restricted stock, net of forfeitures........       48        --         8
                                                             --------  --------  --------
   Balance at the end of the year...........................   26,872    26,386    26,143
                                                             --------  --------  --------
Additional Paid-in Capital:
   Balance at the beginning of the year.....................   79,352    68,049    55,698
   Issuances of common stock under stock plans, net.........   24,910    12,078    12,399
   Repurchases of common stock under stock plans............     (696)     (764)     (293)
   Issuances of restricted stock, net of forfeitures........    2,046       (11)      245
                                                             --------  --------  --------
   Balance at the end of the year...........................  105,612    79,352    68,049
                                                             --------  --------  --------
Retained Earnings:
   Balance at the beginning of the year.....................  400,791   358,958   300,296
   Net earnings.............................................   87,760    50,981    65,445
   Issuances of treasury stock for stock option exercises...   (1,381)   (2,922)   (1,618)
   Repurchases of common stock under stock plans............  (15,160)   (6,226)   (5,165)
                                                             --------  --------  --------
   Balance at the end of the year...........................  472,010   400,791   358,958
                                                             --------  --------  --------
Accumulated Other Comprehensive Income (Loss):
   Balance at the beginning of the year.....................  (10,515)   (3,595)   (1,800)
   Foreign currency translation adjustments.................     (324)   (8,236)   (3,946)
   Net unrealized gains on securities.......................      219     1,316     2,151
                                                             --------  --------  --------
   Balance at the end of the year...........................  (10,620)  (10,515)   (3,595)
                                                             --------  --------  --------
Unearned Compensation:
   Balance at the beginning of the year.....................     (471)     (838)   (1,056)
   Issuances of restricted stock............................   (2,094)     (153)     (253)
   Amortization.............................................      492       520       471
                                                             --------  --------  --------
   Balance at the end of the year...........................   (2,073)     (471)     (838)
                                                             --------  --------  --------
Treasury Stock, at Cost:
   Balance at the beginning of the year.....................       --        --    (7,600)
   Purchases of common stock for treasury...................   (9,523)  (13,714)       --
   Reissuances of treasury stock for stock option exercises.    9,523    13,714     7,600
                                                             --------  --------  --------
   Balance at the end of the year...........................       --        --        --
                                                             --------  --------  --------
Total Stockholders' Equity.................................. $591,801  $495,543  $448,717
                                                             ========  ========  ========


       See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the Years Ended September 30, 2001, 2000 and 1999
                                (In thousands)

                                                                           2001       2000       1999
                                                                         ---------  ---------  ---------
Cash Flows from Operating Activities:
    Net earnings........................................................ $  87,760  $  50,981  $  65,445
    Adjustments to reconcile net earnings to net cash flows from operations:
       Depreciation and amortization of property, equipment and
        improvements....................................................    31,388     33,192     26,259
       Amortization of goodwill.........................................     7,552      6,906      5,327
       Gains on sales of assets.........................................    (3,318)    (3,143)    (3,986)
       Changes in assets and liabilities, excluding the effects of businesses acquired:
          Receivables...................................................   (68,669)  (105,541)   (10,897)
          Prepaid expenses and other current assets.....................    (1,482)       142        476
          Accounts payable..............................................   (27,849)    35,807     17,035
          Accrued liabilities...........................................   (17,906)   (10,497)    25,107
          Billings in excess of costs...................................    (7,313)    50,134    (30,879)
          Income taxes payable..........................................    10,356      8,526     (3,650)
       Deferred income taxes............................................     4,097     14,437     (7,195)
       Other, net.......................................................       492        357        470
                                                                         ---------  ---------  ---------
    Net cash provided by operating activities...........................    15,108     81,301     83,512
                                                                         ---------  ---------  ---------
Cash Flows from Investing Activities:
    Acquisitions of businesses, net of cash acquired....................   (28,605)   (27,284)  (201,052)
    Additions to property and equipment.................................   (44,451)   (44,369)   (38,970)
    Disposals of property and equipment.................................    17,506      3,357      4,926
    Net increase in other non-current assets............................    (6,892)   (33,806)    (4,868)
    Purchases of marketable securities..................................        --         --     (1,800)
    Proceeds from sales of marketable securities........................        --         --     18,282
    Purchases of investments............................................    (4,209)    (7,772)    (1,442)
    Proceeds from sales of investments..................................     3,023      3,169      4,285
                                                                         ---------  ---------  ---------
    Net cash used for investing activities..............................   (63,628)  (106,705)  (220,639)
                                                                         ---------  ---------  ---------
Cash Flows from Financing Activities:
    Proceeds from long-term borrowings..................................   162,403    103,900    170,220
    Repayments of long-term borrowings..................................  (145,516)   (78,244)   (97,027)
    Net change in short-term borrowings.................................       235      9,622      9,141
    Exercises of stock options..........................................    18,198     16,006     12,947
    Purchases of common stock for treasury..............................    (9,523)   (13,714)        --
    Other, net..........................................................     6,354      5,277     (2,652)
                                                                         ---------  ---------  ---------
    Net cash provided by financing activities...........................    32,151     42,847     92,629
                                                                         ---------  ---------  ---------
Effect of Exchange Rate Changes.........................................      (216)    (5,077)    (3,348)
                                                                         ---------  ---------  ---------
(Decrease) Increase in Cash and Cash Equivalents........................   (16,585)    12,366    (47,846)
Cash and Cash Equivalents at Beginning of Period........................    65,848     53,482    101,328
                                                                         ---------  ---------  ---------
Cash and Cash Equivalents at End of Period.............................. $  49,263  $  65,848  $  53,482
                                                                         =========  =========  =========

       See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies

  Basis of Presentation

   The consolidated financial statements include the accounts of Jacobs Engineering Group Inc. and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated.

  Description of the Business

   The Company's principal business is to provide technical professional services, consisting primarily of engineering, design, and architectural services, scientific and technical support services, construction and construction management services, and plant maintenance services to its industrial, commercial and government clients in diverse markets. The Company provides its services from offices located primarily throughout the United States, Europe and Asia. The Company provides its services under cost-reimbursable, cost-reimbursable with a guaranteed maximum price, and fixed-price contracts. The percentage of revenues realized from each of these types of contracts for each year ended September 30 was as follows:

                         2001 2000 1999
                         ---- ---- ----
Cost-reimbursable.......  81%  77%  73%
Fixed-price.............  16   18   22
Guaranteed maximum price   3    5    5

  Revenue Accounting for Contracts

   In general, the Company recognizes revenues at the time services are performed. On cost-reimbursable contracts, revenue is recognized as costs are incurred, and includes applicable fees earned through the date services are provided. On fixed-price contracts, revenues are recorded using the percentage-of-completion method of accounting by relating contract costs incurred to date to total estimated contract costs at completion. Contract costs may include both direct and indirect costs. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

   Some of the Company's contracts with the U.S. federal government, as well as certain contracts with commercial clients, provide that contract costs (including indirect costs) are subject to audit and adjustment. For all such contracts, revenues have been recorded at the time services were performed based upon those amounts expected to be realized upon final settlement.

   As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts, the Company recognizes its proportionate share of venture revenues, costs and operating profit in its consolidated statements of earnings.

   When the Company is directly responsible for subcontractor labor, or third-party materials and equipment, the Company reflects the costs of such items in both revenues and costs. On other projects, where the client elects to pay for such items directly and the Company has no associated responsibility for such items, these amounts are not reflected in either revenues or costs.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

  Cash Equivalents

   The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Cash equivalents at September 30, 2001 and 2000 consisted primarily of time certificates of deposit.

  Marketable Securities and Investments

   The Company's investments in equity and debt securities are classified as trading securities, held-to-maturity securities or available-for-sale securities. Management determines the appropriate classification of all its investments at the time of purchase and reviews such designations at each balance sheet date.

   Trading securities are recorded at fair value. Changes in the fair value of trading securities are recognized in earnings in the period in which the change occurs and is included in "Miscellaneous income" in the accompanying consolidated statements of earnings.

   Held-to-maturity securities and available-for-sale securities are included as long-term investments in "Other Noncurrent Assets" in the accompanying consolidated balance sheets. Held-to-maturity securities are carried at cost, or amortized cost, adjusted for the amortization (accretion) of any related premiums (discounts) over the estimated remaining period until maturity. Marketable equity securities that are not held for trading, and debt securities that are not classified as held-to-maturity, are classified as available-for-sale securities. Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are recorded as unrealized gains or losses, net of the related tax effect in "Accumulated Other Comprehensive Income (Loss)" in the accompanying consolidated statements of changes in stockholders' equity.

  Receivables and Billings in Excess of Costs

   Included in "Receivables'' in the accompanying consolidated balance sheets at September 30, 2001 and 2000 were recoverable amounts under contracts in progress of $420.6 million and $372.0 million, respectively, that represent amounts earned under contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Included in these unbilled receivables at September 30, 2001 and 2000 were contract retentions totaling $6.6 million and $5.0 million, respectively. The Company anticipates that substantially all of such unbilled amounts will be billed and collected over the next twelve months.

   Billings in excess of costs represent cash collected from clients on contracts in advance of revenues earned thereon, as well as advanced billings to clients in excess of costs and earnings on uncompleted contracts. The Company anticipates that substantially all such amounts will be earned over the next twelve months.

  Property, Equipment and Improvements

   Property, equipment and improvements are stated at cost in the accompanying consolidated balance sheets. Depreciation and amortization of property and equipment is computed primarily by using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the estimated useful life of

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES the asset or the remaining term of the related lease. Estimated useful lives range from 20 to 40 years for buildings, from 3 to 10 years for equipment and from 4 to 10 years for leasehold improvements.

  Goodwill

   Goodwill represents the excess of the purchase price paid over the fair value of the net assets of acquired companies and was amortized against earnings using the straight-line method over periods not exceeding 40 years. The carrying value of goodwill was subject to review for recoverability, and if there were indications of impairment, the Company assessed any potential impairment based upon undiscounted cash flow forecasts. No impairment losses have been recognized in any of the periods presented. Goodwill is shown in the accompanying consolidated balance sheets net of accumulated amortization of $28.4 million and $20.8 million at September 30, 2001 and 2000, respectively.

   In June 2001, the Financial Accounting Standards Board ("FASB") issued Statements of Financial Accounting Standards No. 141--Business Combinations ("SFAS 141"), and No. 142--Goodwill and Other Intangible Assets ("SFAS 142").

   SFAS 141 provides guidance on the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination that is completed after June 30, 2001.

   SFAS 142 no longer permits amortization of goodwill (including existing goodwill prior to the date of adoption of SFAS 142) and intangible assets deemed to have indefinite lives. Instead, these assets must be tested for impairment using a fair value approach in accordance with SFAS 142.

   The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of fiscal 2002. The Company is currently in the process of quantifying the impact of the new standards. However, the Company anticipates that all amortization of goodwill as a charge to earnings will be eliminated. During fiscal 2002, the Company will also perform the first of the required impairment tests of goodwill.

  Earnings Per Share

   Earnings per share ("EPS") is calculated in accordance with Statement of Financial Accounting Standards No. 128--Earnings per Share ("SFAS 128"). Basic EPS was computed by dividing net earnings by the weighted average number of shares of common stock outstanding during the period. Diluted EPS gives effect to all dilutive securities that were outstanding during the period. The Company's dilutive securities consisted solely of nonqualified stock options.

  Stock-based Compensation

   The Company accounts for stock issued to employees and outside directors in accordance with APB Opinion No. 25--Accounting for Stock Issued to Employees ("APB 25"). Accordingly, no compensation cost has been recorded in connection with grants of stock options. With respect to the issuance of restricted stock, unearned compensation expense equivalent to the market value of the stock issued on the date of award is charged to stockholders' equity and subsequently amortized against earnings over the periods during which the restrictions lapse. During fiscal years 2001, 2000 and 1999, the Company recognized compensation expense on restricted stock of $0.5 million, $0.4 million and $0.5 million, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

  Concentrations of Credit Risk, Uncertainties and Use of Estimates

   The Company's cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States and Europe. In the normal course of its business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentrations of credit risk is the risk that, if the Company extends a significant portion of its credit to clients in a specific geographic area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk relative to trade receivables are limited due to the Company's diverse client base, which includes the U.S. federal government and multi-national corporations operating in a broad range of industries and geographic areas. Additionally, in order to mitigate credit risk, the Company continually evaluates the credit worthiness of its major commercial clients.

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term construction contracts and self-insurance accruals. Actual results could differ significantly from those estimates and assumptions.

2. Earnings Per Share

   The following table reconciles the denominator used to compute basic EPS to the denominator used to compute diluted EPS for each year ended September 30 (in thousands):

                                                          2001   2000   1999
                                                         ------ ------ ------
Weighted average shares outstanding (denominator used to
  compute Basic EPS).................................... 26,615 26,179 25,803
Effect of employee and outside director stock options...    633    294    675
                                                         ------ ------ ------
Denominator used to compute Diluted EPS................. 27,248 26,473 26,478
                                                         ====== ====== ======

3. Business Combinations

   On May 3, 2001, the Company completed the purchase of substantially all of the international engineering and construction management business of LawGibb Group Inc. (the "GIBB" businesses). GIBB is a leading international engineering consultancy firm, providing technical professional services in the fields of transportation, civil and structural engineering, water and wastewater, environmental and geotechnical services, infrastructure, building and building services, information technology, defense, finance and commerce. GIBB has approximately 900 employees conducting operations located primarily in the United Kingdom, southern Africa, and certain other countries located primarily in Europe. The total purchase price of $34.5 million in cash was financed with a combination of internal funds and borrowings made under the Company's $230.0 million revolving credit facility. The GIBB transaction was accounted for as a purchase. Accordingly, the Company's consolidated results of operations for fiscal 2001 include the results of GIBB's operations since the date of acquisition. The purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill, net of related tax benefits, of approximately $31.3 million. The Company's consolidated results of operations for fiscal 2001 were not significantly impacted by GIBB's operations.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   On February 23, 2001, the Company finalized the second phase of a two-part transaction to acquire the engineering and contracting business of Stork N.V., the Netherlands ("Stork"). The second phase involved the balance of Stork's engineering and construction operations in the Netherlands and the Middle East. These offices employ approximately 540 technical professional staff. The second phase of the transaction was accounted for as a purchase. Accordingly, the Company's consolidated results of operations for fiscal 2001 include the operating results of the second phase of Stork since the date of acquisition. The purchase price for the second phase of Stork has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill, net of related tax benefits, of approximately $29.9 million.

   During the second quarter of fiscal 2000, the Company completed the first phase of the Stork transaction. The first phase included Stork's operations in Belgium, Germany, Southeast Asia and certain locations in the Netherlands. These offices employ approximately 1,500 technical professional staff. The purchase price of EUR 25.0 million (approximately $24.2 million) was financed in part by long-term borrowings of EUR 15.0 million (approximately $14.8 million) under the Company's $230.0 million revolving credit facility. The transaction was accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, resulted in goodwill, net of related tax benefits, of approximately $29.0 million. The Company's consolidated results of operations for both fiscal 2001 and 2000 were not significantly impacted by Stork's operations.

   During the second quarter of fiscal 1999, the Company completed its Agreement and Plan of Merger with Sverdrup Corporation ("Sverdrup"). Under the terms of the merger agreement, each outstanding share of common stock of Sverdrup was converted into the right to receive a proportional share of the total amount of initial merger consideration of $198.0 million paid at closing. Each outstanding share of common stock of Sverdrup will also receive a proportional amount of any additional merger consideration that may be paid in the future ("Deferred Merger Consideration"). Amounts payable as Deferred Merger Consideration, if any, will be payable shortly after each of the first three anniversaries of the date of the merger agreement, and is contingent upon the Company's stock price exceeding certain price thresholds as defined in the merger agreement. The total amount payable as Deferred Merger Consideration is limited to a maximum of $31.0 million. The amount paid as Deferred Merger Consideration on January 14, 2001, the second anniversary of the date of the merger agreement was immaterial. No amount was payable as Deferred Merger Consideration on January 14, 2000, the first anniversary of the date of the merger agreement.

   The Sverdrup transaction has been accounted for as a purchase. The purchase price allocation resulted in goodwill, net of related tax benefits, of approximately $176.3 million.

4. Investments

   At September 30, 2001, the Company had available-for-sale securities of $10.2 million included in "Other Noncurrent Assets", for which a net unrealized gain of $0.2 million was recorded in stockholders' equity during fiscal 2001. At September 30, 2000, the Company had available-for-sale securities of $10.0 million, for which a net unrealized gain of $1.3 million was recorded in stockholders' equity during fiscal 2000.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   The following table summarizes certain information regarding the Company's available-for-sale equity securities at September 30, 2001 and 2000, and for each year ended September 30 (in thousands):

                                             2001    2000
                                            ------- -------
Total cost (specific identification method) $ 4,297 $ 4,472
Gross unrealized gains.....................   5,883   5,572
Estimated fair value.......................  10,180  10,044
Gross realized gains.......................   2,847   3,147
Gross proceeds from sales..................   3,023   5,262

5. Property, Equipment and Improvements, Net

   Property, equipment and improvements consisted of the following at September 30, 2001 and 2000 (in thousands):

                                            2001       2000
                                          ---------  ---------
Land..................................... $   7,106  $  11,579
Buildings................................    51,725     59,369
Equipment................................   231,322    201,896
Leasehold improvements...................    16,126     19,755
Construction in progress.................    16,290     11,497
                                          ---------  ---------
                                            322,569    304,096
Accumulated depreciation and amortization  (172,590)  (153,605)
                                          ---------  ---------
                                          $ 149,979  $ 150,491
                                          =========  =========

   Operating expenses include provisions for depreciation and amortization of $31.4 million, $33.2 million and $26.3 million for fiscal 2001, 2000 and 1999, respectively.

6. Borrowings

  Short-term Credit Arrangements

   At September 30, 2001, the Company had approximately $50.8 million available through multiple bank lines of credit, under which the Company may borrow on an overdraft or short-term basis. Interest under these lines is determined at the time of borrowing based on the banks' prime or base rates, rates paid on certificates of deposit, the banks' actual costs of funds or other variable rates. Most of the agreements require the payment of a fee based on the amount of the facility. The Company is also required to maintain certain minimum levels of working capital and net worth.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   Other information regarding the lines of credit for each year ended September 30 follows (dollars in thousands):

                                                         2001     2000     1999
                                                        -------  -------  -------
Amount outstanding at year end......................... $19,688  $18,077  $ 6,868
Weighted average interest rate at year end.............    5.19%     8.8%     6.5%
Weighted average borrowings outstanding during the year $ 5,748  $ 7,952  $ 2,295
Weighted average interest rate during the year.........    6.90%    6.77%    6.02%
Maximum amount outstanding during the year............. $19,688  $30,955  $14,210

  Long-term Debt and Credit Arrangements

   Long-term debt consisted of the following at September 30, 2001 and 2000 (in thousands):

                                                                  2001     2000
                                                                -------- --------
Borrowings under the $230.0 million long-term, revolving credit agreement.................................................... $164,308 $138,879
Mortgage loans payable.........................................       --    6,833
Other..........................................................       --    1,491
                                                                -------- --------
                                                                 164,308  147,203
Less--current maturities (included in "Notes payable" in the
  accompanying consolidated balance sheets)....................       --      383
                                                                -------- --------
                                                                $164,308 $146,820
                                                                ======== ========

   The Company's long-term debt of $164.3 million at September 30, 2001 consisted solely of borrowings under its $230.0 million long-term, revolving credit agreement, which expires in March 2004. These borrowings are unsecured, and bear interest at either fixed rates offered by the banks at the time of borrowing, or at variable rates based on the agent bank's base rate, LIBOR or the latest federal funds rate. During fiscal 2001 and 2000, the weighted average interest rates on these borrowings were 6.02% and 7.85%, respectively. The agreement requires the Company to maintain certain minimum levels of net worth, a minimum coverage ratio of certain fixed charges, and a minimum leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt (all as defined in the agreement). The agreement also restricts the payment of cash dividends and requires the Company to pay a facility fee based on the total amount of the commitment.

   Interest payments made during fiscal 2001, 2000 and 1999 totaled $11.1 million, $11.8 million, and $9.0 million, respectively.

7. Pension Plans

  Company-only Sponsored Plans

   The Company sponsors various pension plans covering employees of certain U.S. domestic and international subsidiaries. These plans provide pension benefits that are based on the employee's compensation and years of service. The Company's funding policy is to fund the actuarially determined accrued benefits, allowing for projected compensation increases using the projected unit method.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   The following table sets forth the change in the plans' net benefit obligation for each year ended September 30 (in thousands):

                                                      2001      2000
                                                    --------  --------
Net benefit obligation at the beginning of the year $309,590  $316,875
Service cost.......................................   10,216    10,530
Interest cost......................................   22,527    22,902
Participants' contributions........................    2,903     2,361
Actuarial losses (gains)...........................    5,083    (9,482)
Benefits paid......................................  (22,712)  (21,010)
Effect of plan amendments..........................   (1,050)       --
Settlements........................................       --    (1,060)
Other..............................................      407   (11,526)
                                                    --------  --------
Net benefit obligation at the end of the year...... $326,964  $309,590
                                                    ========  ========

   The following table sets forth the change in the fair values of the plans' assets for each year ended September 30 (in thousands):

                                                              2001      2000
                                                            --------  --------
Fair value of plan assets at the beginning of the year..... $324,707  $320,920
Actual return on plan assets...............................   (9,291)   27,369
Employer contributions.....................................   11,162    13,287
Participants' contributions................................    2,903     2,361
Gross benefits paid........................................  (22,712)  (21,010)
Customer note payment......................................   (2,961)   (3,182)
Settlements................................................       --    (1,060)
Other......................................................     (305)  (13,978)
                                                            --------  --------
Fair value of plan assets at the end of the year........... $303,503  $324,707
                                                            ========  ========

   In both of the preceding tables, "Other" consists primarily of the effects of exchange rate fluctuations used to translate the information disclosed therein.

   The following table reconciles the funded status of the plans, as well as amounts recognized and not recognized in the accompanying consolidated balance sheets at September 30, 2001 and 2000 (in thousands):

                                                          2001     2000
                                                        --------  -------
      Funded status at the end of the year............. $(23,461) $15,117
      Unrecognized actuarial losses (gains)............   37,987   (6,267)
      Other............................................      189      668
                                                        --------  -------
      Net amount recognized at end of the year......... $ 14,715  $ 9,518
                                                        ========  =======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   Amounts recognized in the accompanying consolidated balance sheets at September 30, 2001 and 2000 consisted of the following (in thousands):

                                                          2001    2000
                                                         ------- -------
       Prepaid pension asset............................ $16,377 $16,795
       Accrued benefit liability........................   1,662   7,277
                                                         ------- -------
       Net amount recognized at the end of the year..... $14,715 $ 9,518
                                                         ======= =======

   The pension plans have a total, net under-funded status of approximately $23.5 million at September 30, 2001. At that date, the aggregate fair values of plan assets and net benefit obligations for underfunded plans were approximately $197.3 million and $220.9 million, respectively. The pension plans had a total, net over-funded status of approximately $15.1 million at September 30, 2000. Included in that amount is a domestic pension plan sponsored in connection with an operating contract with the United States government, which was under-funded by approximately $6.1 million at that date. Included in "Other Noncurrent Assets" in the accompanying consolidated balance sheets at September 30, 2001 and 2000 is $11.4 million and $11.7 million, respectively, representing the accumulated excess funding of benefits over the amounts reimbursed by the U.S. government in connection with an operating contract.

   The components of net periodic pension cost for each year ended September 30 were as follows (in thousands):

                                                    2001      2000      1999
                                                  --------  --------  --------
Service costs.................................... $ 10,216  $ 10,530  $  8,857
Interest cost....................................   22,527    22,902    18,899
Expected return on plan assets...................  (28,233)  (28,978)  (24,957)
Other............................................       --         9        --
                                                  --------  --------  --------
Net periodic costs, before the effects of special
  termination....................................    4,510     4,463     2,799
Special termination charge.......................       --        --       820
                                                  --------  --------  --------
Total net periodic pension cost.................. $  4,510  $  4,463  $  3,619
                                                  ========  ========  ========

   The significant actuarial assumptions used in determining the funded status of the plans for each year ended September 30 were as follows:

                                            2001          2000          1999
                                        ------------- ------------- -------------
Weighted average discount rate......... 6.5% to 7.75% 6.1% to 7.75% 6.5% to 7.75%
Rate of compensation increases......... 4.0% to 4.5%  4.0% to 4.5%  4.0% to 4.5%
Expected return on plan assets......... 8.0% to 9.5%  7.3% to 9.5%  7.3% to 9.5%

   In connection with the acquisition of the Stork group of companies (see Note 3, above), the Company is obligated to form a pension plan and an early-retirement plan ("VUT") for substantially all of its employees located in the Netherlands. These plans will replace existing programs sponsored by Stork N.V. When the replacement plans are formed, the Company will negotiate with both Stork N.V. and the trustees of the existing multi-employer plans to set a value of the assets to be transferred into the replacement plans. Although the Company has not finalized the design of the replacement pension

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES and VUT plans and thus has not commenced negotiations of the value of the assets to be transferred into the replacement plans, the Company expects that the value of the assets to be transferred will be less than the value of the assumed benefit obligations. Included in "Other Deferred Liabilities" in the accompanying consolidated balance sheet at September 30, 2001 is approximately $35.0 million relating to the under-funding of the replacement pension and VUT plans.

  Multiemployer Plans

   In the United States, the Company contributes to various trusteed pension plans covering hourly construction employees under industry-wide agreements. In selected operations in the Netherlands, the Company contributes to multiemployer plans covering both hourly and certain salaried employees. Contributions are based on the hours worked by employees covered under these agreements and are charged to direct costs of contracts on a current basis. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded benefits, if any. Company contributions to these plans totaled $7.9 million, $5.7 million and $3.8 million for each of the three years ended September 30, 2001, 2000 and 1999, respectively.

8. Savings and Deferred Compensation Plans

  Savings Plans

   The Company maintains savings plans for substantially all of its domestic, nonunion employees, which allow participants to make contributions by salary deduction pursuant to section 401(k) of the Internal Revenue Code. The Company's contributions to these plans totalled $20.8 million, $19.6 million and $16.0 million, for fiscal 2001, 2000 and 1999, respectively. Company contributions are voluntary for most of the savings plans, and represent a partial matching of employee contributions.

  Deferred Compensation Plans

   The Company's Executive Security Plan ("ESP") and Executive Deferral Plans ("EDP") are nonqualified deferred compensation programs that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments under both plans are funded by a combination of contributions from participants and the Company, and most of the participants are covered by life insurance policies with the Company designated as the beneficiary. Amounts charged to expense relating to these programs for each of the three years ended September 30, 2001, 2000 and 1999 were $2.6 million, $5.7 million and $2.4 million, respectively. Included in "Other Deferred Liabilities" in the accompanying consolidated balance sheets at September 30, 2001 and 2000 was $37.1 million and $38.4 million, respectively, relating to the ESP and EDP plans. Included in "Other Noncurrent Assets" at September 30, 2001 and 2000 were life insurance policies with cash surrender values of $42.8 million and $35.8 million, respectively, relating to the ESP and EDP plans.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

9. Stock Purchase and Stock Option Plans

  Stock Purchase Plans

   The Company sponsors two broad-based employee stock purchase plans: the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan (the "1989 ESPP") and the Jacobs Engineering Group Inc. Global Employee Stock Purchase Plan (the "GESPP"). Both plans provide for the granting of options to participating employees to purchase shares of the Company's common stock. The purchase price for the stock varies by plan. Under the 1989 ESPP, the purchase price is generally the lower of 90% of the common stock's closing market price on either the first day or the last day of the option period. Under the GESPP, the purchase price varies by sub-plan (there being one sub-plan for each foreign country where a participating subsidiary is domiciled), but is never less than the lower of 90% of the common stock's closing market price on either the first day or the last day of the option period. Under both plans, option periods are six months in duration, running from September 1 to February 28 or 29, and from March 1 to August 31.

   A summary of shares issued under the 1989 ESPP during each year ended September 30 follows:

                                      2001        2000        1999
                                   ----------- ----------- -----------
          Aggregate purchase price $13,538,734 $12,685,179 $10,306,530
          Shares purchased........     327,202     499,032     385,017

   In February 2001, the Company's shareholders approved an amendment to the 1989 ESPP to provide for a 2.0 million-share increase in the number of shares authorized for issuance thereunder. At September 30, 2001, there were 1,681,630 shares reserved for issuance under the 1989 ESPP.

   On July 26, 2001, by resolution of the Company's Board of Directors, 300,000 shares of the Company's common stock have been reserved for issuance under the GESPP. During fiscal 2001, no shares were issued under the GESPP.

  Stock Option Plans

   In February 2000, the Company's shareholders approved the 1999 Stock Incentive Plan and the 1999 Outside Director Stock Plan (the "1999 Plans"). The 1999 Plans replaced the Company's 1981 Stock Executive Incentive Plan (the "1981 Plan"), which would have expired on March 1, 2001. Effective February 14, 2000, the Company's Board of Directors resolved that no further incentive awards would be made under the 1981 Plan.

   The 1999 Stock Incentive Plan authorizes the issuance of incentive stock options, nonqualified stock options and restricted stock to employees to acquire up to an aggregate of 2,000,000 shares of the Company's common stock. The total number of shares of restricted stock that can be awarded under the 1999 Stock Incentive Plan is limited to 10% (or 200,000 shares) of the total number authorized, and any forfeited shares of restricted stock awarded is available again for issuance as restricted stock.

   The 1999 Outside Director Stock Plan reserves 200,000 shares of the Company's common stock for grants of nonqualified stock options and awards of stock and restricted stock to outside directors.

   At September 30, 2001, there were 2,141,825 shares of common stock reserved for issuance under the 1999 Plans.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   The following is a summary of the stock option activity under the 1981 Plan and the 1999 Plans (collectively, the "Stock Option Plans") for each year ended September 30:

                                             Weighted
                                   Number    Average
                                     of      Exercise
                                   Options    Price
                                  ---------  --------
Outstanding at September 30, 1998 2,214,450   $24.79
Granted..........................   611,000    34.62
Exercised........................  (306,819)   23.55
Cancelled or expired.............   (18,400)   26.31
                                  ---------   ------
Outstanding at September 30, 1999 2,500,231    27.33
Granted..........................   560,250    33.03
Exercised........................  (401,281)   24.36
Cancelled or expired.............  (115,600)   28.88
                                  ---------   ------
Outstanding at September 30, 2000 2,543,600    29.00
Granted..........................   672,000    59.69
Exercised........................  (608,168)   24.34
Cancelled or expired.............  (106,875)   32.10
                                  ---------   ------
Outstanding at September 30, 2001 2,500,557   $38.20
                                  =========   ======

   Certain other information regarding the Company's stock options follows:

                                             2001          2000          1999
                                         ------------- ------------- -------------
At September 30:
   Range of exercise prices for options
     outstanding........................ $19.13-$65.75 $17.32-$39.31 $16.58-$37.36
   Options exercisable..................    874,619      1,000,800      994,681
   Options available for grant..........    965,875      1,665,750      151,250

For the fiscal year ended:
   Range of prices for options
     exercised.......................... $17.32-$37.36 $16.58-$30.92 $16.58-$28.79
   Estimated weighted average fair
     value of options granted...........    $30.41        $15.35        $17.33

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   The following table presents information regarding options outstanding and exercisable at September 30, 2001:

                                   Options Outstanding       Options Exercisable
                              ------------------------------ -------------------
                                         Weighted
                                          Average
                                         Remaining  Weighted            Weighted
                                        Contractual Average             Average
                                           Life     Exercise            Exercise
Range of Exercise Prices       Number   (in years)   Price    Number     Price
------------------------      --------- ----------- --------  -------   --------
$19.13-$19.87................    60,402     1.2      $19.55   60,402     $19.55
$20.40-$26.88................   347,005     5.5      $23.25  231,805     $23.25
$27.15-$33.44................ 1,090,850     7.5      $31.45  465,137     $30.73
$34.25-$40.13................   397,300     7.7      $36.49  117,275     $36.17
$43.13-$46.60................    56,500     9.4      $46.24       --         --
$50.87-$53.97................     6,000     9.8      $53.45       --         --
$55.04-$65.75................   542,500     9.7      $63.65       --         --
                              ---------     ---      ------   -------    ------
                              2,500,557     7.6      $38.20  874,619     $28.70
                              =========     ===      ======   =======    ======

   Options outstanding at September 30, 2001 consisted entirely of nonqualified stock options. The Stock Option Plans allow participants to satisfy the exercise price by tendering shares of the Company's common stock already owned by the participants. Shares so tendered are retired and canceled by the Company and are shown as repurchases of common stock in the accompanying consolidated statements of stockholders' equity.

   During the years ended September 30, 2001, 2000 and 1999, the Company issued 48,000, 5,000 and 8,000 shares, respectively, of restricted stock under the Stock Option Plans. The restrictions generally relate to the recipient's ability to sell or otherwise transfer the stock. There are also restrictions that subject the stock to forfeiture back to the Company until earned by the recipient through continued employment or service.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

  Pro Forma Disclosures

   As discussed in Note 1, the Company accounts for stock issued to employees and outside directors in accordance with APB 25. Statement of Financial Accounting Standards No. 123--Accounting for Stock-Based Compensation ("SFAS 123") prescribes an optional, fair-value based method of accounting for stock issued to employees and others. Had the Company determined compensation cost under SFAS 123, the Company's net earnings and earnings per share for each year ended September 30 would have been reduced to the pro forma amounts as follows (in thousands, except per share data):

                                                    2001    2000    1999
                                                   ------- ------- -------
Net earnings:
   As reported.................................... $87,760 $50,981 $65,445
   Pro forma......................................  75,876  42,355  57,976
Earnings per share:
   Basic:
       As reported................................ $  3.30 $  1.95 $  2.54
       Pro forma..................................    2.85    1.62    2.25
   Diluted:
       As reported................................    3.22    1.93    2.47
       Pro forma..................................    2.78    1.60    2.19

   The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                  2001   2000   1999
                                                  -----  -----  -----
Dividend yield...................................     0%     0%     0%
Expected volatility.............................. 39.72% 27.62% 25.30%
Risk-free interest rate..........................  4.29%  6.70%  5.40%
Expected life of options (in years)..............  6.63   6.85   6.76

   The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Like all option-pricing models, the Black-Scholes model requires the use of highly subjective assumptions including the expected volatility of the underlying stock price. Since the Company's stock options possess characteristics significantly different from those of traded options, changes in the subjective input assumptions can materially affect the fair value estimates of the Company's options. The Company believes that existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

   The effects of applying SFAS 123 for these pro forma disclosures are not likely to be representative of the effects on reported earnings for future years as options vest over several years and additional awards are generally made each year.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

10. Income Taxes

   The following is a summary of the Company's consolidated income tax expense for each year ended September 30 (in thousands):

                                                     2001     2000     1999
                                                    -------  -------  -------
  Current taxes:
     Federal....................................... $31,882  $14,980  $31,603
     State.........................................   6,570    4,707    5,137
     Foreign.......................................   5,519    4,810    4,053
                                                    -------  -------  -------
     Total current tax expense.....................  43,971   24,497   40,793
                                                    -------  -------  -------
  Deferred taxes:
     Federal.......................................   6,707    6,948   (1,263)
     State.........................................    (232)  (1,104)    (453)
                                                    -------  -------  -------
     Total deferred tax expense....................   6,475    5,844   (1,716)
                                                    -------  -------  -------
  Consolidated income tax expense.................. $50,446  $30,341  $39,077
                                                    =======  =======  =======

   Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The components of the Company's net deferred tax asset at September 30, 2001 and 2000 were as follows (in thousands):

                                                            2001      2000
                                                          --------  --------
   Deferred tax assets:
      Liabilities relating to employee benefit plans..... $ 41,420  $ 36,599
      Contract revenues and costs........................   26,483    23,428
      Self-insurance reserves............................   16,798    18,349
      Settlement of pension obligations..................    7,649        --
      Accrual for office consolidations..................      682       643
      Other, net.........................................       --       (57)
                                                          --------  --------
      Gross deferred tax assets..........................   93,032    78,962
                                                          --------  --------
   Deferred tax liabilities:
      Depreciation and amortization......................   (5,680)   (5,264)
      State income and franchise taxes...................   (2,251)   (2,735)
      Unrealized gain on available-for-sale securities...   (2,198)   (2,584)
      Foreign deferred taxes.............................   (1,545)      404
      Unremitted foreign earnings........................   (5,521)   (4,717)
      Settlement of pension obligations..................       --    (4,511)
      Other, net.........................................   (1,221)       --
                                                          --------  --------
      Gross deferred tax liabilities.....................  (18,416)  (19,407)
                                                          --------  --------
   Net deferred tax asset................................ $ 74,616  $ 59,555
                                                          ========  ========

   Included in "Other Deferred Liabilities" in the accompanying consolidated balance sheets at September 30, 2001 and 2000 are deferred tax liabilities of $8.1 million and $2.4 million, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   Included in the change in "Income taxes payable" in the accompanying consolidated statements of cash flows for fiscal 2001, 2000 and 1999 are income tax benefits of $7.3 million, $1.4 million and $1.2 million, respectively, realized by the Company upon the exercises of nonqualified stock options.

   The reconciliation from the statutory federal income tax expense to the consolidated effective income tax expense for each year ended September 30 follows (dollars in thousands):

                                                     2001     2000     1999
                                                    -------  -------  -------
  Statutory amount................................. $48,372  $28,463  $36,583
  State taxes, net of the federal benefit..........   4,119    2,341    3,045
  Other, net.......................................  (2,045)    (463)    (551)
                                                    -------  -------  -------
                                                    $50,446  $30,341  $39,077
                                                    =======  =======  =======
  Rate used to compute statutory amount............    35.0%    35.0%    35.0%
                                                    =======  =======  =======
  Consolidated effective income tax rate...........    36.5%    37.3%    37.4%
                                                    =======  =======  =======

   During fiscal 2001, 2000 and 1999, the Company paid approximately $29.6 million, $19.5 million and $45.5 million, respectively, in income taxes.

   Consolidated earnings before taxes consisted of the following for each year ended September 30 (in thousands):

                                                      2001    2000     1999
                                                    -------- ------- --------
  United States earnings........................... $103,419 $64,125 $ 87,247
  Foreign earnings.................................   34,787  17,197   17,275
                                                    -------- ------- --------
                                                    $138,206 $81,322 $104,522
                                                    ======== ======= ========

   United States income taxes, net of applicable credits, have been provided on the undistributed earnings of foreign subsidiaries, except in those instances where the earnings are expected to be permanently reinvested. At September 30, 2001, $7.8 million of such undistributed earnings was expected to be permanently reinvested. Should these earnings be repatriated, approximately $2.1 million of income taxes would be payable.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

11. Commitments and Contingencies

   The Company leases certain of its facilities and equipment under operating leases with net aggregate future lease payments of approximately $282.2 million at September 30, 2001 payable as follows (in thousands):

              Year ending September 30,
                 2002................................... $ 52,498
                 2003...................................   44,342
                 2004...................................   38,798
                 2005...................................   32,265
                 2006...................................   28,135
                 Thereafter.............................  100,117
                                                         --------
                                                          296,155
              Less--amounts representing sublease income  (13,985)
                                                         --------
                                                         $282,170
                                                         ========

   Rent expense for fiscal years 2001, 2000 and 1999 amounted to $57.5 million, $54.8 million and $47.4 million, respectively, and was offset by sublease income of approximately $3.9 million, $3.6 million and $3.7 million, respectively.

   Letters of credit outstanding at September 30, 2001 totaled $89.0 million.

   The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected, however, to retain a portion of losses that occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured. The Company intends to mitigate any such future liability by continuing to exercise prudent business judgment in negotiating the terms and conditions of its contracts.

   In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to project schedules and plant performance. Most of the litigation involves the Company as a defendant in workers' compensation, personal injury and other similar lawsuits. In addition, as a contractor for many agencies of the United States Government, the Company is subject to many levels of audits, investigations and claims by, or on behalf of, the Government with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Management believes, after consultation with counsel, that such guarantees, litigation, and United States Government contract-related audits, investigations and claims should not have any material adverse effect on the Company's consolidated financial statements.

   The Company has entered into an employment agreement expiring September 30, 2006 with the Chairman of its Board of Directors. The agreement provides for annual base payments of $432,200 to either the Chairman or, in the event of his death, his beneficiary. The agreement also provides that the Chairman may participate in any bonus plan sponsored by the Company; specifies certain promotional and other activities to be performed by the Chairman in the event he leaves employment with the Company; and, contains other provisions, including some intended to prevent the Chairman from entering into any form of competition with the Company.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

   Included in "Other Expense" in the accompanying consolidated statement of earnings for fiscal 2000 is a $38.0 million charge relating to a negotiated settlement of a lawsuit between the Company and the U.S. federal government, which was originally filed against the Company by a former employee under the False Claims Act. The subject of the lawsuit was the accounting treatment of the occupancy costs associated with the Company's former headquarters building, which the Company sold and leased back in 1982, and then permanently vacated in 1997. The charge, which has no continuing impact on the Company's operating results, consisted of the settlement amount of $35.0 million (which was paid in March 2000) and $3.0 million of related costs and expenses.

12. Common and Preferred Stock

   The Company is authorized to issue two classes of capital stock: common stock and preferred stock (each has a par value of $1.00 per share). The preferred stock may be issued in one or more series. The number of shares to be included in a series, as well as each series' designation, relative powers, dividend and other preferences, rights and qualifications, redemption provisions and restrictions are to be fixed by the Company's Board of Directors at the time each series is issued. Except as may be provided by the Board of Directors in a preferred stock designation, or otherwise provided for by statute, the holders of the Company's common stock have the exclusive right to vote for the election of Directors and all other matters requiring stockholder action. The holders of the Company's common stock are entitled to dividends if and when declared by the Board of Directors from whatever assets are legally available for that purpose.

   Pursuant to the Company's Amended and Restated Rights Agreement dated December 20, 2000, each outstanding share of common stock has attached to it one stock purchase right (a "Right"). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one one-hundredth of a share of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") at the exercise price of $175.00 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price, or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

   The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation which are in preference to common stockholders. The Rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. In accordance with the Rights Plan, the Company may redeem the Rights at $0.01 per Right. The Rights will expire on December 20, 2010, unless earlier exchanged or redeemed.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

13. Other Financial Information

   Other noncurrent assets consisted of the following at September 30, 2001 and 2000 (in thousands):

                                                              2001     2000
                                                            -------- --------
Cash surrender value of life insurance policies............ $ 42,800 $ 35,762
Investments................................................   31,801   27,496
Deferred tax asset.........................................   18,054       --
Prepaid pension costs......................................   16,377   16,795
Reimbursable pension costs.................................   11,388   11,691
Notes receivable...........................................    9,764   11,847
Miscellaneous..............................................   13,054   10,228
                                                            -------- --------
                                                            $143,238 $113,819
                                                            ======== ========

   Accrued liabilities consisted of the following at September 30, 2001 and 2000 (in thousands):

                                                              2001     2000
                                                            -------- --------
Accrued payroll and related liabilities.................... $150,978 $131,921
Insurance liabilities......................................   41,439   46,332
Project related accruals...................................   28,922   24,786
Other......................................................   74,424   71,952
                                                            -------- --------
                                                            $295,763 $274,991
                                                            ======== ========

14. Comprehensive Income

   The Company has disclosed the components of comprehensive income in the accompanying consolidated statements of comprehensive income and consolidated statements of changes in stockholders' equity.

   The accumulated balances related to each component of other comprehensive income (loss), net of related income tax, for each year ended September 30 follows (in thousands):

                                                                   Total
                                                     Foreign    Accumulated
                                        Unrealized  Currency       Other
                                         Gains on  Translation Comprehensive
                                        Securities Adjustments     Loss
                                        ---------- ----------- -------------
Balances at September 30, 1998.........   $    1    $ (1,801)    $ (1,800)
Changes during the year................    2,151      (3,946)      (1,795)
                                          ------    --------     --------
Balances at September 30, 1999.........    2,152      (5,747)      (3,595)
Changes during the year................    1,316      (8,236)      (6,920)
                                          ------    --------     --------
Balances at September 30, 2000.........    3,468     (13,983)     (10,515)
Changes during the year................      219        (324)        (105)
                                          ------    --------     --------
Balances at September 30, 2001.........   $3,687    $(14,307)    $(10,620)
                                          ======    ========     ========

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

15. Segment Information

   As discussed above, the Company's principal business is to provide various technical professional services. The Company provides its services from offices located primarily throughout the United States, Europe and Asia.

   All of the Company's operations share similar economic characteristics. For example, all of the Company's operations are highly influenced by the general availability of qualified engineers and other professional staff. They also provide similar services, as well as share similar processes for delivering the Company's services. In addition, the use of technology among the Company's performance units is highly similar and consistent throughout the Company's organization, as is the Company's customer base (with the exception of the Company's operations outside the United States which performs very little work for the U.S. federal government), and the Company's quality assurance and safety programs. Accordingly, based on these similarities, the Company has concluded that its operations may be aggregated into one reportable segment for purposes of this disclosure.

   The following table presents certain information by geographic area for fiscal 2001, 2000 and 1999 (in thousands):

                                                   Total    Long-lived
                                                  Revenues    Assets
                                                 ---------- ----------
         2001:
            United States....................... $3,075,969  $116,196
            Europe..............................    825,456    22,332
            Asia................................     50,608    11,322
            Other...............................      4,960       129
                                                 ----------  --------
                Total........................... $3,956,993  $149,979
                                                 ----------  --------
         2000:
            United States....................... $2,858,197  $120,396
            Europe..............................    532,887    17,486
            Asia................................     27,858    12,609
                                                 ----------  --------
                Total........................... $3,418,942  $150,491
                                                 ----------  --------
         1999:
            United States....................... $2,421,871  $116,984
            Europe..............................    440,545    10,376
            Asia................................     12,591    12,293
                                                 ----------  --------
                Total........................... $2,875,007  $139,653
                                                 ----------  --------

   Revenues were earned from unaffiliated customers located primarily within the respective geographic areas. Long-lived assets consist of property and equipment, net of accumulated depreciation and amortization. In fiscal 2001, "Other" consists primarily of the Company's operations in South America and the Middle East.

   For each of the three years ended September 30, 2001, 2000 and 1999, projects with or for the benefit of agencies of the U.S. federal government accounted for 17.3%, 17.7% and 17.4%, respectively, of total revenues. Within the private sector, no single client accounted for 10% or more of total revenues in the past three fiscal years.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

16. Subsequent Event

   On October 31, 2001, the Company completed the acquisition of McDermott Engineers & Constructors (Canada) Limited (including Delta Catalytic and Delta Hudson Engineering) (collectively, "Delta"). Delta provides engineering, construction, and maintenance services to various industries including upstream oil and gas, petroleum refining, petrochemicals, and chemicals. Delta has approximately 3,500 employees conducting operations located primarily in Canada and the United Kingdom. The total purchase price of $47.5 million in cash was financed with a new, short-term, $50.0 million credit facility. The Delta acquisition was accounted for as a purchase. Accordingly, Delta's operations will be included in the Company's results of operations for fiscal 2002 from the date of acquisition. The total purchase price will be allocated to the assets and liabilities acquired based on their estimated fair values.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

17. Quarterly Data--Unaudited

   Summarized quarterly financial information for each year ended September 30 is presented below (in thousands, except per share amounts):

                                    First     Second      Third    Fourth
2001                               Quarter    Quarter    Quarter   Quarter  Fiscal Year
----                               --------  ---------- ---------- -------- -----------
Revenues.......................... $929,182  $1,009,869 $1,041,417 $976,525 $3,956,993
Operating profit..................   33,187      35,127     36,770   38,768    143,852
Earnings before taxes.............   31,654      33,953     35,464   37,135    138,206
Net earnings......................   20,100      21,560     22,520   23,580     87,760
Earnings per share:
   Basic..........................     0.76        0.81       0.84     0.88       3.30
   Diluted........................     0.75        0.79       0.82     0.86       3.22
Stock price:
   High...........................   49.188      59.000     75.670   70.580     75.670
   Low............................   37.969      42.250     56.400   50.700     37.969

2000
----
Revenues.......................... $809,088  $  881,799 $  857,828 $870,227 $3,418,942
Operating profit..................   30,028      30,208     31,709   32,668    124,613
(Loss) earnings before taxes......   (9,232)     28,962     30,560   31,032     81,322
Net (loss) earnings...............   (5,769)     18,100     19,100   19,550     50,981
(Loss) earnings per share:
   Basic..........................    (0.22)       0.69       0.73     0.74       1.95
   Diluted........................    (0.22)       0.69       0.72     0.73       1.93
Stock price:
   High...........................   35.750      33.125     36.813   40.375     40.375
   Low............................   29.250      26.188     29.375   32.875     26.188

1999
----
Revenues.......................... $555,172  $  779,874 $  771,905 $768,056 $2,875,007
Operating profit..................   23,165      28,142     28,515   28,473    108,295
Earnings before taxes.............   24,054      25,872     26,818   27,778    104,522
Net earnings......................   15,155      16,170     16,760   17,360     65,445
Earnings per share:
   Basic..........................     0.59        0.63       0.65     0.67       2.54
   Diluted........................     0.58        0.61       0.63     0.65       2.47
Stock price:
   High...........................   40.750      42.750     42.688   38.563     42.750
   Low............................   26.938      35.250     35.563   32.125     26.938

   The Company's common stock is listed on the New York Stock Exchange. At September 30, 2001, there were 1,036 stockholders of record.

                          Report of Ernst & Young LLP
                             Independent Auditors

The Board of Directors and Stockholders
Jacobs Engineering Group Inc.

   We have audited the accompanying consolidated balance sheets of Jacobs Engineering Group Inc. and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacobs Engineering Group Inc. and subsidiaries at September 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Los Angeles, California
October 31, 2001

             MANAGEMENT'S RESPONSIBILITIES FOR FINANCIAL REPORTING

   The consolidated financial statements and other information included in this exhibit to this proxy statement have been prepared by management, which is responsible for their fairness, integrity, and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and contain some amounts that are based upon management's best estimates and judgment. The other financial information contained in this exhibit has been prepared in a manner consistent with the preparation of the financial statements.

   In meeting its responsibility for the fair presentation of the Company's financial statements, management necessarily relies on the Company's system of internal accounting controls. This system is designed to provide reasonable, but not absolute, assurance that assets are safeguarded and that transactions are executed in accordance with management's instructions and are properly recorded in the Company's books and records. The concept of reasonable assurance is based on the recognition that in any system of internal controls, there are certain inherent limitations and that the cost of such systems should not exceed the benefits to be derived. We believe the Company's system of internal accounting controls is cost-effective and provides reasonable assurance that material errors and irregularities will be prevented, or detected and corrected on a timely basis.

   The Company's consolidated financial statements have been audited by independent auditors, whose report thereon was based on examinations conducted in accordance with generally accepted auditing standards and is presented on the preceding page. As part of their audit, the independent auditors perform a review of the Company's system of internal accounting controls for the purpose of determining the amount of reliance to place on those controls relative to the audit tests they perform.

   The Company has provided written affirmation to the New York Stock Exchange that it is in compliance with the Exchange's membership, independence, and other requirements relating to the Audit Committee of its Board of Directors. The Company's Audit Committee, which is composed entirely of nonemployee directors, meets regularly with both management and the independent auditors to review the Company's financial results and to ensure that both management and the independent auditors are properly performing their respective functions.

-------------------------------------------------------------------------------

                                                                Please mark [X]
                                                                your votes
                                                                like this


If any of the following boxes are checked, the shares covered by this proxy will be voted in accordance therewith. If no box is checked under any of the following, the shares will be voted for the persons nominated as directors by the Board of Directors and for the approval of items 2 and 3. On other matters presented, the shares will be voted in accordance with the proxies' best judgment.

-------------------------------------------------------------------------------
                         NO TEXT PRINTING IN THIS AREA
-------------------------------------------------------------------------------

1. To elect 01 Dr. Joseph J. Jacobs, 02 Dr. Dale R. Laurance and 03 Linda Fayne Levinson as directors.

                             WITHHOLD
                   FOR       FOR ALL
                   [_]         [_]

2.   To approve the Global Employee Stock Purchase Plan.

                   FOR       AGAINST     ABSTAIN
                   [_]         [_]         [_]

3.   To approve Ernst & Young LLP as auditors.

                   FOR       AGAINST     ABSTAIN
                   [_]         [_]         [_]

(To withhold authority to vote for any individual nominee with that nominee's name in the space provided below.)

_______________________________________________________________________________



----------------------------------
     NO TEXT PRINT IN THIS             Receipt of the Jacobs Engineering Group
         ADDRESS AREA                  Inc. Proxy Statement dated January 7,
----------------------------------     2002, including all exhibits thereto, is
                                       hereby acknowledged.  Please vote my
                                       (our) shares as indicated above.

Please sign and date below and return promptly in the enclosed postage-paid envelope.

X__________________________ X__________________________ Date:_____________, 2002

NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are) registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.

-------------------------------------------------------------------------------

PROXY

      SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

           ANNUAL MEETING OF SHAREHOLDERS--Tuesday February 12, 2002

                         JACOBS ENGINEERING GROUP INC.

     THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and John
W. Prosser, Jr. the undersigned's true and lawful proxies (with full power of substitution) to vote in the undersigned's name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 12, 2002, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Please specify choices, date, sign and return the proxy in the enclosed envelope. No postage is required if returned in the enclosed envelope and mailed in the United States.

       (Continued, and to be marked, dated and signed, on the other side)

-------------------------------------------------------------------------------
                            --FOLD AND DETACH HERE--